QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-118530

PROSPECTUS

EXCHANGE OFFER FOR
8 1/8% SENIOR NOTES DUE 2011
FOR ANY AND ALL OUTSTANDING UNREGISTERED
8 1/8% SENIOR NOTES DUE 2011
OF NEXTEL PARTNERS, INC.

        This is an offer to exchange the outstanding, unregistered Nextel Partners 8 1/8% Senior Notes you now hold for new, substantially identical 8 1/8% Senior Notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on October 27, 2004, unless we extend it.

        The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes and are subject to the same business and financial risks.

        For a discussion of risks that you should consider in deciding whether to tender outstanding notes in the exchange offer, see "Risk Factors" beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2004.

References to Additional Information

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Unless the context requires otherwise, all references in this document to "this prospectus" include all documents incorporated by reference in this prospectus. You may obtain documents that are filed by us with the Securities and Exchange Commission without charge by requesting the documents, in writing or by telephone, from the Commission or:

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
Attention: Investor Relations
Telephone: (425) 576-3600

        If you would like to request copies of these documents, you must do so no later than October 20, 2004, which is 5 business days before the expiration date of the exchange offer, in order to receive them before the expiration of the exchange offer.

        In making an investment decision, you must rely on your own examination of our business and the terms of the exchange offer, including the merits and risks involved. You acknowledge that:

  •
  you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained or incorporated by reference in this prospectus; and

  •
  no person has been authorized to give any information or to make any representation concerning us or the exchange notes (other than as contained or incorporated by reference in this prospectus and information given by our duly authorized officers and employees in connection with investors' examination of us and the terms of the exchange offer) and, if given or made, that other information or representation should not be relied upon as having been authorized by us.

        We are not making any representation to you regarding the legality of an investment by you under appropriate legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the exchange notes.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are

i

offering to sell the exchange notes only where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the exchange notes.

Industry and Market Data

        In this prospectus, we rely on industry and market data obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources. As a result, although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information. The term "Pop" means the population equivalents as estimated by us from the 2000 census and other publicly available information.

ii

PROSPECTUS SUMMARY

        The following summary highlights information that we present more fully elsewhere in this prospectus or incorporated by reference herein. You should read this entire prospectus and each of the incorporated documents carefully.

Nextel Partners

Overview

        We provide fully integrated, wireless digital communications services using the Nextel® brand name in mid-sized and rural markets throughout the United States. We offer four distinct wireless services in a single wireless handset. These services include Nationwide Direct ConnectSM, cellular voice, short messaging and cellular Internet access, which provides users with wireless access to the Internet and an organization's internal databases as well as other applications, including e-mail. We hold licenses for wireless frequencies in markets where over 53 million people, or Pops, live and work. We have constructed and operate a digital mobile network compatible with the digital mobile network constructed and operated by Nextel in targeted portions of these markets, including 13 of the top 100 metropolitan statistical areas and 56 of the top 200 metropolitan statistical areas in the United States ranked by population. Our combined Nextel Digital Wireless Network constitutes one of the largest fully integrated digital wireless communications systems in the United States, currently covering 296 of the top 300 metropolitan statistical areas in the United States. As of June 30, 2004, our portion of the Nextel Digital Wireless Network covered approximately 39 million Pops and we had approximately 1,414,000 digital handsets in service in our markets.

        Our relationship with Nextel was created to accelerate the build-out and expand the reach of the Nextel Digital Wireless Network. In January 1999, we entered into a joint venture agreement with Nextel WIP. Nextel, through Nextel WIP, contributed to us cash and licenses for wireless frequencies and granted us the exclusive right to use the Nextel brand name in exchange for ownership in us and our commitment to build out our compatible digital wireless network in selected markets and corridors, in most cases adjacent to operating Nextel markets. As of June 30, 2004, Nextel WIP owned 30.0% of our outstanding common stock and was our largest stockholder. By the end of 2002, we had successfully built all of the markets we were initially required to build under our 1999 agreement with Nextel. Since 1999 we have exercised options to expand our network into additional markets. By June 2003, we had completed the construction of all of these additional markets. Through our affiliation with Nextel our customers have seamless nationwide coverage on the entire Nextel Digital Wireless Network.

        Our senior management team has substantial operating experience, with most members averaging over 16 years in the telecommunications and technology industries. Key stockholders, in addition to Nextel WIP, include Cascade Investments, LLC, an investment company controlled by William H. Gates III ("Cascade Investments"), Motorola Inc. ("Motorola") and Eagle River Investments, LLC, an investment company controlled by Craig M. McCaw ("Eagle River").

        We offer a package of wireless voice and data services under the Nextel brand name targeted primarily to business users. We currently offer the following four services, which are fully integrated and accessible through a single wireless handset:

  •
  digital cellular, including advanced calling features such as speakerphone, conference calling, voicemail, call forwarding and additional line service;

  •
  Direct Connect service, the digital walkie-talkie service that allows customers to instantly connect with business associates, family and friends without placing a phone call;

  •
  short messaging, the service that utilizes the Internet to keep customers connected to clients, colleagues and family with text, numeric and two-way messaging; and

  •
  Nextel Online® services, which provide customers with Internet-ready handsets access to the World Wide Web and web-based applications such as e-mail, address books, calendars and advanced Java™ enabled business applications.

Strategy

        Provide Differentiated Package of Wireless Services.    Along with Nextel, we offer fully integrated, wireless communications services—Nationwide Direct Connect, digital cellular, short messaging and Nextel Online—all in a single wireless device with no roaming charges nationwide. We believe this "four-in-one" offering is particularly attractive to business users. We further believe that for customers who desire multiple wireless services, the convenience of combining multiple wireless communications options in a single handset for a single package price with a single billing statement is an important feature that helps distinguish us from many of our competitors. Our Direct Connect service has an over ten-year history of delivering virtually instantaneous communication and is available to over 14 million Nextel and Nextel Partners customers.

        Deliver Unparalleled Customer Service.    In addition to providing our four-in-one service offering, our goal is to differentiate ourselves by delivering the highest quality customer service in the industry, including low rates of dropped and blocked calls. In 2003, a significant part of our employees' bonus was tied to achieving a targeted level of customer satisfaction as measured in monthly surveys conducted by an outside vendor. We believe that this monetary bonus helped focus our entire company on achieving our customer service business objective, and we are providing a similar incentive to our employees in 2004. To further underscore the importance of customer service and to keep pace with our growing customer base, we added a 30,000 square-foot expansion to our existing customer call center in Panama City Beach, Florida in the third quarter of 2004. The customer care center in Florida and the customer care center in Las Vegas, Nevada work in tandem to provide seamless customer support and ensure operating efficiencies.

        Target Business Customers.    We focus on business customers, particularly those customers who employ a mobile workforce. We have initially concentrated our sales efforts on a number of distinct groups of mobile workers, including personnel in the transportation, delivery, real property and facilities management, construction and building trades, landscaping, government, public safety and other service sectors. We have developed disciplined sales training procedures and strategies that are specifically tailored to a business-to-business sales process as opposed to the widespread retail sales strategies used by many of our competitors. In addition, we, along with Nextel, work with third-party vendors to develop unique data applications for our business customers. We expect to gradually expand our target customer groups to include additional industry groups. We believe this focus on business customers has resulted in higher monthly average revenue per unit, or ARPU, and lower average monthly service cancellations than industry averages. Our ARPU for the quarter ended June 30, 2004 was $68 (or $77, including roaming revenues received from Nextel) compared to an industry average of approximately $50 as of December 31, 2003. In addition, the average monthly rate at which our customers canceled service with us, or "churn," was approximately 1.4% for the second quarter of 2004 compared to an industry average of over 2% for 2003. Our ARPU and churn rate equate to lifetime revenue per subscriber, or LRS, of approximately $4,857 for the second quarter of 2004, which we believe is one of the highest in the industry. See "Selected Consolidated Financial Data—Additional Reconciliations of Non-GAAP Financial Measures (Unaudited)" for more information regarding our use of ARPU and LRS as non-GAAP financial measures.

        Maintain a Robust, Reliable Network.    Our objective is to maintain a robust and reliable digital wireless network in our markets that covers all key population areas in those markets and operates seamlessly with Nextel's network. We have constructed our portion of the Nextel Digital Wireless Network using the same Motorola-developed iDEN technology used by Nextel. As required, we built and now operate our portion of the Nextel Digital Wireless Network in accordance with Nextel's standards, which enables both companies to achieve a consistent level of service throughout the United States. Our customers have access to digital quality and advanced features whether they are using our or Nextel's portion of the Nextel Digital Wireless Network. This contrasts with the hybrid analog/digital networks of cellular competitors, which do not support all features in the analog-only portions of their networks.

        Maintain Effective Pricing Strategy with Focus on Mid-Sized and Tertiary Markets. We operate in mid-sized and tertiary markets, which we believe have demographics similar to markets served by Nextel. We believe our targeted customer base in these markets has historically been underserved and thus finds our differentiated service offering very attractive. We believe our focus on high quality, underserved customers, coupled with our differentiated service offering, helps allow us to rapidly increase penetration within our targeted customer base while maintaining an effective pricing strategy.

Recent Developments

        On July 8, 2004, the Federal Communications Commission ("FCC") adopted a reconfiguration plan with respect to the public safety spectrum in the 800 MHz band, pursuant to which we and Nextel would be permitted to reconfigure certain of our spectrum ranges and relocate existing licensees in those ranges. The FCC released its order with respect to the reconfiguration plan on August 6, 2004, which we have not had an opportunity to review in full, and it is therefore uncertain how the plan will affect us or the costs that might be involved, although we do not expect any resulting costs to have an adverse impact on our financial condition.

Corporate Information

        We were incorporated in the State of Delaware in July 1998. Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is 425-576-3600.

Summary Description of the Exchange Offer

The Exchange Offer	We are offering to exchange $1,000 principal amount at maturity of Nextel Partners 8 1/8% Senior Notes due 2011 which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount at maturity of Nextel Partners outstanding unregistered 8 1/8% Senior Notes due 2011 which were issued on May 19, 2004 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. There is $25 million aggregate principal amount at maturity of old notes outstanding.
Expiration and Exchange Dates	This offer will expire at 5:00 p.m., New York City time, on October 27, 2004 unless we extend it, and we will consummate the exchange on the next business day.
Registration Rights
You have the right to exchange the old notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.
Conditions	This offer is subject to various conditions. We reserve the right to terminate or amend the offer at any time before the expiration date if specified events occur.
Withdrawal Rights	You may withdraw your tender of old notes at any time before the offer expires.
Certain Federal Income Tax Considerations of the Exchange
Davis Wright Tremaine LLP has acted as our special tax counsel in rendering an opinion as to certain United States federal income tax consequences of the exchange. It is their opinion that the exchange will not be a taxable event for United States federal income tax purposes, and thus you will not recognize any taxable gain or loss or any interest income as a result of such exchange.
Resale Without Further Registration
We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:
• you are not a broker;
• you acquire the new notes issued in the exchange offer in the ordinary course of your business;
• you are not one of our "affiliates," as defined in Rule 405 of the Securities Act; and

•
you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer.
By tendering your notes as described below, you will be making representations to this effect.
Transfer Restrictions on New Notes	You may incur liability under the Securities Act if:
(1) any of the representations listed above are not true; and
(2) you transfer any new note issued to you in the exchange offer without:
• delivering a prospectus meeting the requirements of the Securities Act; or
• qualifying for an exemption under the Securities Act's requirements to register your new notes.

We do not assume or indemnify you against any such liability. Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the new notes issued to it in the exchange offer.
Procedures for Tendering Old Notes	Each holder of old notes who wishes to accept the exchange offer must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile thereof; or
• arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.
You must mail or otherwise deliver such documentation and your old note(s) to The Bank of New York, the exchange agent, at the address set forth under "The Exchange Offer—Exchange Agent."
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the old notes could be adversely affected.

Special Procedures for Beneficial Owners
If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You may comply with the procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures" if you wish to tender your old notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer;
• you cannot complete the procedure for book-entry transfer on time; or
• your old notes are not immediately available.
Exchange Agent
The exchange agent with respect to the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer—Exchange Agent" and in the letter of transmittal.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

Summary Description of the New Notes

        The new notes have the same financial terms and covenants as the old notes, which are as follows:

Issuer	Nextel Partners, Inc.
Maturity	July 1, 2011
Interest Rate and Payment Dates	Interest on the notes will accrue at the rate of 8 1/8% per annum, payable semi-annually in cash in arrears on January 1 and July 1 of each year, beginning on July 1, 2004.
Ranking	The new notes are senior unsecured indebtedness and rank:
•
pari passu to all of our existing and future senior unsecured indebtedness, including our outstanding 14% senior discount notes, 11% senior notes, 12 1/2% senior discount notes, 8 1/8% senior notes and 1 1/2% convertible senior notes;
	•	senior to all of our existing and future subordinated indebtedness; and
	•	effectively junior to all of our subsidiaries' obligations (including secured and unsecured obligations) and junior to our secured obligations, to the extent of the assets securing such obligations.
Optional Redemption
We may redeem any of the notes at any time on or after July 1, 2007, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, on or before July 1, 2006, we may redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of 108.125% with the proceeds of public equity offerings within 60 days of the closing of any such public equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.
Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;

•	engage in any business other than telecommunications;
•	engage in transactions with affiliates; and
•	effect a consolidation or merger.
These limitations are subject to a number of important qualifications and exceptions. For more details, see "Description of the Notes—Covenants."

        For additional information regarding the notes, see "Description of the Notes" and "Certain United States Federal Tax Considerations."

Risk Factors

        See "Risk Factors" following this summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

Summary Consolidated Financial Data

        The consolidated financial data set forth below should be read in conjunction with the section entitled "Selected Consolidated Financial Data" included in this prospectus and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes incorporated by reference in this prospectus. Our historical financial results discussed throughout this prospectus include the operations we acquired from Nextel WIP on January 29, 1999 in connection with our initial capitalization, which operations had previously been managed by Nextel.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(dollars in thousands)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues(1)	$28,136	$130,125	$363,573	$646,169	$964,386	$427,049	$599,494
Equipment revenues(1)	4,584	5,745	13,791	24,519	54,658	15,029	39,036

Total revenues	32,720	135,870	377,364	670,688	1,019,044	442,078	638,530

Operating expenses:
Cost of service revenues (excludes depreciation of $11,309, $35,148, $62,899, $85,750, $109,572, $53,176 and $59,277, respectively)	18,807	84,962	192,728	267,266	318,038	149,073	170,291
Cost of equipment revenues(1)	10,742	26,685	59,202	87,130	114,868	44,935	73,582
Selling, general and administrative	34,862	117,975	210,310	313,668	402,300	187,369	231,230
Stock-based compensation (primarily selling, general and administrative related)	27,256	70,144	30,956	12,670	1,092	481	554
Depreciation and amortization(2)	12,689	38,272	76,491	101,185	135,417	65,994	73,199

Total operating expenses	104,356	338,038	569,687	781,919	971,715	447,852	548,856

Operating income (loss)	(71,636)	(202,168)	(192,323)	(111,231)	47,329	(5,774)	89,674

Other income (expense):
Interest expense, net	(65,362)	(102,619)	(126,096)	(164,583)	(152,294)	(79,397)	(58,248)
Interest income	24,585	63,132	32,473	7,091	2,811	1,282	979
Gain (loss) on early extinguishment of debt	—	(23,485)	—	4,427	(95,093)	(68,127)	(54,971)

Total other income (expense)	(40,777)	(62,972)	(93,623)	(153,065)	(244,576)	(146,242)	(112,240)

Loss before deferred income tax provision and cumulative effect of change in accounting principle	(112,413)	(265,140)	(285,946)	(264,296)	(197,247)	(152,016)	(22,566)
Income tax provision	—	—	—	(18,188)	(7,811)	(6,090)	7,835

Loss before cumulative effect of change in accounting principle	(112,413)	(265,140)	(285,946)	(282,484)	(205,058)	(158,106)	(14,731)
Cumulative effect of change in accounting principle	—	—	(1,787)	—	—	—	—

Net loss	(112,413)	(265,140)	(287,733)	(282,484)	(205,058)	(158,106)	(14,731)
Mandatorily redeemable preferred stock dividends(3)	—	(5,667)	(3,504)	(3,950)	(2,141)	(2,141)	—

Loss attributable to common stockholders	$(112,413)	$(270,807)	$(291,237)	$(286,434)	$(207,199)	$(160,247)	$(14,731)

	As of December 31,
						As of June 30, 2004
	1999	2000	2001	2002	2003
						(unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$568,729	$928,346	$557,285	$195,029	$268,811	$222,392
Property, plant and equipment, net	252,223	532,702	845,934	1,000,076	1,025,096	1,011,544
FCC operating licenses, net	151,056	245,295	283,728	348,440	371,898	374,064
Total assets	1,015,327	1,793,084	1,821,721	1,735,925	1,889,310	1,854,893
Current liabilities	58,503	120,423	127,972	161,567	185,425	187,068
Long-term debt	785,484	1,067,684	1,327,829	1,424,600	1,653,539	1,633,794
Series B redeemable preferred stock(3)	—	27,517	31,021	34,971	—	—
Total stockholders' equity (deficit)	170,616	570,215	319,504	76,379	(13,296)	(19,322)
Total liabilities and stockholders' equity (deficit)	$1,015,327	$1,793,084	$1,821,721	$1,735,925	$1,889,310	$1,854,893
	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(in thousands)
Consolidated Statements of Cash Flows Data:
Cash flows from operating activities	$(66)	$(116,028)	$(153,894)	$(116,469)	$87,154	$(20,659)	$80,846
Cash flows from investing activities	$(365,851)	$(514,003)	$(260,249)	$(201,648)	$(214,504)	$(106,319)	$(4,839)
Cash flows from financing activities	$520,174	$969,310	$224,950	$81,280	$182,448	$131,884	$60,447
	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(dollars in thousands)
Other Data:
Covered Pops (end of period) (millions)	6	24	33	36	38	37	39
Subscribers (end of period)	46,100	227,400	515,900	877,800	1,233,200	1,053,600	1,414,000
Adjusted EBITDA(4)	$(31,691)	$(93,752)	$(84,876)	$2,624	$183,838	$60,701	$163,427
Net capital expenditures(5)	$151,743	$303,573	$374,001	$250,841	$161,845	$88,666	$59,021

(1)
Effective July 1, 2003, we adopted Emerging Issues Task Force, or EITF, Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," and elected to apply the provisions prospectively to our existing customer arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed description of the impact of our adoption of this policy.

(2)
Effective January 2002, we no longer amortize the cost of FCC licenses as a result of implementing Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets." See Note 1 of the Notes to Consolidated Financial Statements included elsewhere herein under the caption "FCC Licenses" for a more detailed description of the impact and adoption of SFAS No. 142.

(3)
In May 2003, the Financial Accounting Standards Board, or FASB, issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement was effective for all freestanding financial instruments entered into or modified after May 31, 2003; otherwise it was effective at the beginning of the first interim period beginning after June 15, 2003. We identified that our Series B mandatorily redeemable preferred stock was within the scope of this statement and reclassified it to long-term debt and began recording the Series B mandatorily redeemable preferred stock dividends as interest expense beginning July 1, 2003. We redeemed all of our outstanding Series B mandatorily redeemable preferred stock on November 21, 2003 and currently have no preferred stock outstanding.

(4)
The term "EBITDA" refers to a financial measure that is defined as earnings (loss) before interest, taxes, depreciation and amortization; we use the term "Adjusted EBITDA" to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, gain (loss) from early extinguishment of debt and stock-based compensation. Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity. However, Adjusted EBITDA is not a measure determined under generally accepted accounting principles, or GAAP, in the United

  States of America and may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP. We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. The following schedule reconciles Adjusted EBITDA to net cash from operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
	(in thousands)
Net cash from operating activities (as reported on Consolidated Statements of Cash Flows)	$(66)	$(116,028)	$(153,894)	$(116,469)	$87,154	$(20,659)	$80,846
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of amounts capitalized	17,302	43,176	70,138	98,777	103,485	51,359	70,051
Interest income	(24,585)	(63,132)	(32,473)	(7,091)	(2,811)	(1,282)	(979)
Change in working capital	(24,342)	42,232	31,353	27,407	(3,990)	31,283	13,509

Adjusted EBITDA	$(31,691)	$(93,752)	$(84,876)	$2,624	$183,838	$60,701	$163,427

(5)
Net capital expenditures exclude capitalized interest and are offset by net proceeds from the sale and leaseback transactions of telecommunication towers and related assets to third parties accounted for as operating leases. Net capital expenditures as defined are not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. Net capital expenditures should not be construed as a substitute for capital expenditures reported on the Consolidated Statements of Cash Flows, which is determined in accordance with GAAP. We report net capital expenditures in this manner because we believe it reflects the net cash used by us for capital expenditures and to satisfy the reporting requirements for our debt covenants. The following schedule reconciles net capital expenditures to capital expenditures reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
	(in thousands)
Capital expenditures (as reported on Consolidated Statements of Cash Flows)	$121,345	$264,513	$398,611	$274,911	$179,794	$84,824	$64,318
Less: cash paid portion of capitalized interest	(1,231)	(5,545)	(5,449)	(1,993)	(1,283)	(676)	(506)
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	(2,246)	(9,259)	(10,425)	(2,562)	(6,860)	(6,250)	(779)
Change in capital expenditures accrued or unpaid	33,875	53,864	(8,736)	(19,515)	(9,806)	10,768	(4,012)

Net capital expenditures	$151,743	$303,573	$374,001	$250,841	$161,845	$88,666	$59,021

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
Ratio of earnings (loss) to fixed charges(1)	—	—	—	—	—	—	.68x

(1)
Earnings (loss) represent earnings (loss) before deferred income tax provisions and cumulative effect of change in accounting principle and fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest), amortization of deferred financing costs and the estimated portion of rental expense that is representative of the interest factor. For the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, earnings were insufficient to cover charges by $126,075, $280,852, $298,494, $267,529, $198,953. $153,109 and $23,072, respectively. The difference between the deficiencies disclosed above and the net loss before deferred income tax provision and cumulative effect of change in accounting principle for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 represents interest capitalized by us.

RISK FACTORS

        Before tendering the old notes in the exchange offer, you should carefully consider the risk factors described below as well as all the other information in this prospectus or incorporated by reference herein, including our consolidated financial statements and related notes. The new notes, like the old notes, entail substantial risks, and our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

We have a history of operating losses, may incur operating losses in the future and may not be able to generate the earnings necessary to fund our operations, sustain the continued growth of our business or repay our debt obligations, including these notes.

        We did not commence commercial operations until January 29, 1999, and the portion of the Nextel Digital Wireless Network we began operating on that date only had a few months of operating history. Since then, we have had a history of operating losses, and, as of June 30, 2004, we had an accumulated deficit of approximately $1.2 billion. We may incur operating losses in the future. We cannot assure you that we will become profitable or sustain profitability in the future. If we fail to achieve significant and sustained growth in our revenues and earnings from operations, we will not have sufficient cash to fund our current operations, sustain the continued growth of our business or repay our debt obligations, including these notes. In addition, the slowdown in the U.S. economy generally has added economic and consumer uncertainty that could adversely affect our revenue growth. Our failure to fund our operations or continued growth would have an adverse impact on our financial condition, and our failure to make any required payments would result in defaults under all of our debt agreements, which could result in the cessation of our business.

If Nextel experiences financial or operational difficulties, our business may be adversely affected.

        Our business plan depends, in part, on Nextel continuing to build and sustain customer support of its brand and the Motorola iDEN technology. If Nextel encounters financial problems or operating difficulties relating to its portion of the Nextel Digital Wireless Network or experiences a significant decline in customer acceptance of its products or the Motorola iDEN technology, our affiliation with and dependence on Nextel may adversely affect our business, including the quality of our services, the ability of our customers to roam within the entire network and our ability to attract and retain customers. Additional information regarding Nextel, its domestic digital mobile network business and the risks associated with that business can be found in Nextel's Annual Report on Form 10-K for the year ended December 31, 2003, as well as Nextel's other filings made under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (SEC file number 0-19656).

Our highly leveraged capital structure and other factors could limit both our ability to obtain additional financing and our growth opportunities and could adversely affect our business in several other ways.

        The total non-current portion of our outstanding debt including capital lease obligations was approximately $1.6 billion as of June 30, 2004 and greatly exceeds the level of our revenues and stockholders' equity (deficit). As of June 30, 2004, the non-current portion of total long-term debt outstanding included $700.0 million outstanding under our credit facility, $1.2 million of outstanding 11% senior notes due 2010, $138.8 million at their accreted value of outstanding 12 1/2% senior discount notes due 2009, $300.0 million of outstanding 1 1/2% convertible senior notes due 2008, $474.6 million of outstanding 8 1/8% senior notes due 2011, and $19.3 million of capital lease obligations. In aggregate, this indebtedness represented approximately 101% of our total book capitalization at that date.

Our large amount of outstanding indebtedness, and the fact that we may need to incur additional debt in the future, could significantly impact our business for the following reasons:

  •
  it limits our ability to obtain additional financing, if needed, to implement any enhancement of our portion of the Nextel Digital Wireless Network, including any enhanced iDEN services, to expand wireless voice capacity, enhanced data services or potential "third generation" or "3G" mobile wireless services, to cover our cash flow deficit or for working capital, other capital expenditures, debt service requirements or other purposes;

  •
  it will require us to dedicate a substantial portion of our operating cash flow to fund interest expense on our credit facility and other indebtedness, reducing funds available for our operations or other purposes;

  •
  it makes us vulnerable to interest rate fluctuations because our credit facility term loan bears interest at variable rates; and

  •
  it limits our ability to compete with competitors who are not as highly leveraged, especially those who may be able to price their service packages at levels below those which we can or are willing to match.

        Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate for the foreseeable future to meet our estimated capital requirements to build out and maintain our portion of the Nextel Digital Wireless Network using the current 800 MHz iDEN system.

        We cannot be sure, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, and our obligations under our credit facility or our existing senior discount notes, convertible senior notes and senior notes, or to fund our other liquidity needs. In addition, if our indebtedness, including these notes, cannot be repaid at maturity or refinanced, we will not be able to meet our obligations under our debt agreements, including these notes, which could result in the cessation of our business.

        If we default on our debt or if we are liquidated, the value of our assets may not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses granted by the FCC. The value of these licenses will depend significantly upon the success of our business and the growth of the specialized mobile radio, or SMR, and wireless communications industries in general.

        General conditions in the wireless communications industry or specific competitors' results, including potential decreases in new subscriber additions, declining ARPU or increased customer dissatisfaction, may adversely affect the market price of our notes and Class A common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity or debt securities. In addition, the fundraising efforts of Nextel or any of its affiliates may also adversely affect our ability to raise additional funds.

Implementation of mandated wireless local number portability could negatively impact our business.

        The FCC mandated that wireless carriers provide for local number portability ("LNP") by November 24, 2003 in the top 100 metropolitan statistical areas ("MSAs") in the United States. In addition, wireless carriers in areas outside of the top 100 MSAs must port a telephone number on request within six months, or by May 24, 2004, whichever is later. LNP allows subscribers to keep their wireless phone number when switching to a different service provider. We implemented LNP in our markets that are within the top 100 MSAs in the United States that were required to be completed by November 24, 2003 and implemented LNP in our remaining markets by the May 24, 2004 deadline. We anticipate number portability could increase churn, which is likely to increase our costs. A high rate of churn would adversely affect our results of operations because of loss of revenue and the cost of adding new subscribers, which generally includes a commission expense and/or significant handset discounts. A high rate of churn is a significant factor in income and profitability for participants in the wireless industry. We may be required to subsidize product upgrades and /or reduce pricing to match competitors' initiatives and retain customers, which could adversely impact our revenues and profitability. Since the launch, the wireless industry has continued to work to improve its ability to support number portability. If consumer dissatisfaction results, it could adversely impact industry growth.

Our future performance will depend on our and Nextel's ability to succeed in the highly competitive wireless communications industry.

        Our ability to compete effectively with established and prospective wireless communications service providers depends on many factors, including the following:

  •
  If the wireless communications technology that we and Nextel use does not continue to perform in a manner that meets customer expectations, we will be unable to attract and retain customers. Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on the Nextel Digital Wireless Network. If we are unable to address and satisfactorily resolve performance or other transmission quality issues as they arise, including transmission quality issues on Nextel's portion of the Nextel Digital Wireless Network, we may have difficulty attracting and retaining customers, which would adversely affect our revenues.

  •
  As personal communication services and cellular operators, such as Verizon Wireless, Sprint PCS and ALLTEL, begin to offer two-way radio dispatch services, our historical competitive advantage of being uniquely able to combine that service with our mobile telephone service may be impaired. Further, some of our competitors have attempted to compete with Direct Connect by offering unlimited mobile-to-mobile calling plan features and reduced rate calling plan features for designated groups. If these calling plan modifications are perceived by our existing and potential customers as viable substitutes for our differentiated services, our business may be adversely affected.

  •
  Because the Nextel Digital Wireless Network does not currently provide roaming or similar coverage on a nationwide basis that is as extensive as is available through most cellular and personal communication services providers, we may not be able to compete effectively against those providers. In addition, some of our competitors provide their customers with handsets with both digital and analog capability, which expands their coverage, while we have only digital capability. We cannot be sure that we, either alone or together with Nextel, will be able to achieve comparable system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for our multi-function wireless communications package.

  •
  Neither we nor Nextel has the extensive direct and indirect channels of products and services distribution that are available to some of our competitors. The lack of these distribution channels

  •
  could adversely affect our operating results. Although we have recently expanded our distribution channels to include retail locations, we cannot assure you that these distribution channels will be successful. Moreover, many of our competitors have established extensive networks of retail locations, including locations dedicated solely to their products, and multiple distribution channels and, therefore, have access to more potential customers than we do.

  •
  Because of their greater resources and potentially greater leverage with multiple suppliers, some of our competitors may be able to offer handsets and services to customers at prices that are below the prices that we can offer for comparable handsets and services. If we cannot, as a result, compete effectively based on the price of our product and service offerings, our revenues and growth may be adversely affected.

  •
  The wireless telecommunications industry is experiencing significant technological change. Our digital technology could become obsolete or it may not be a suitable platform for the implementation of new and emerging technologies and service offerings. We rely on digital technology that is not compatible with, and that competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies could result in the following: segment the user markets, which could reduce demand for specific technologies, including our technology; reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital technology, to developing or improving the technology for our systems; and otherwise adversely affect market acceptance of our services.

  •
  We offer our subscribers access to digital two-way mobile data and Internet connectivity under the brand name Nextel Online. We cannot be sure that these services will continue to perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenues. Because we have less spectrum than some of our competitors, and because we have elected to defer the implementation of 3G services, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions. The success of these new services will be jeopardized if: we are unable to offer these new services profitably; these new service offerings adversely impact the performance or reliability of the Nextel Digital Wireless Network; we, Nextel or third-party developers fail to develop new applications for our customers; or we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

  •
  We expect that as the number of wireless communications providers in our market areas increases, including providers of both digital and analog services, our competitors' prices in these markets will decrease. We may encounter further market pressures to reduce our digital wireless network service offering prices; restructure our digital wireless network service offering packages to offer more value; or respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their services in a particular market. A reduction in our pricing would likely have an adverse effect on our revenues and operating results.

  •
  Because of the numerous features we offer and the fact that Motorola is our sole source of handsets, our mobile handsets are, and are likely to remain, significantly more expensive than mobile analog telephones and are, and are likely to remain, somewhat more expensive than digital cellular or personal communication services telephones that do not incorporate a comparable multi-function capability. The higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our multi-service offering. This may reduce our growth opportunities or profitability.

  •
  The proposed acquisition of AT&T Wireless by Cingular Wireless, if it is completed, would likely create the largest wireless phone provider in the United States, with significantly more resources and a larger customer base than us or any other competing company. This concentration of resources in the marketplace could result in increased cost efficiency for Cingular, allowing it to obtain more favorable terms from its suppliers, which could enable Cingular to discount its handsets or services to customers.

Any failure to effectively integrate our portion of the Nextel Digital Wireless Network with Nextel's portion effectively would have an adverse effect on our results of operations.

        Pursuant to our operating agreements with Nextel WIP, Nextel WIP provides us with important services and assistance, including a license to use the Nextel brand name and the sharing of switches that direct calls to their destinations. Any interruption in the provision of these services could delay or prevent the continued integration of our portion of the Nextel Digital Wireless Network with Nextel's portion, which is essential to the overall success of our business.

        Moreover, our business plan depends on our ability to implement integrated customer service, network management and billing systems with Nextel's systems to allow our respective portions of the Nextel Digital Wireless Network to operate together and to provide our and Nextel's customers with seamless service. Integration requires that numerous and diverse computer hardware and software systems work together. Any failure to integrate these systems effectively may have an adverse effect on our results of operations.

Difficulties in operating our portion of the Nextel Digital Wireless Network could increase the costs of operating the network, which would adversely affect our ability to generate revenues.

        The continued operation of our portion of the Nextel Digital Wireless Network involves a high degree of risk. Before we are able to build additional cell sites in our markets to expand coverage, fill in gaps in coverage or increase capacity, we will need to:

  •
  select and acquire appropriate sites for our transmission equipment, or cell sites;

  •
  purchase and install low-power transmitters, receivers and control equipment, or base radio equipment;

  •
  build out the physical infrastructure;

  •
  obtain interconnection services from local telephone service carriers on a timely basis; and

  •
  test the cell site.

        Our ability to perform these necessary steps successfully may be hindered by, among other things, any failure to:

  •
  lease or obtain rights to sites for the location of our base radio equipment;

  •
  obtain necessary zoning and other local approvals with respect to the placement, construction and modification of our facilities;

  •
  acquire additional necessary radio frequencies from third parties or exchange radio frequency licenses with Nextel WIP;

  •
  commence and complete the construction of sites for our equipment in a timely and satisfactory manner; or

  •
  obtain necessary approvals, licenses or permits from federal, state or local agencies, including land use regulatory approvals and approvals from the Federal Aviation Administration and Federal Communications Commission with respect to the transmission towers that we will be using.

        Before fully implementing our portion of the Nextel Digital Wireless Network in a new market area or expanding coverage in an existing market area, we must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes may take weeks or months to complete and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery and catastrophic occurrences. Any failure to construct our portion of the Nextel Digital Wireless Network on a timely basis may adversely affect our ability to provide the quality of services in our markets consistent with our current business plan, and any significant delays could have a material adverse effect on our business.

Under certain circumstances, Nextel WIP has the ability to purchase, and a majority of our Class A stockholders can cause Nextel WIP to purchase, all of our outstanding Class A common stock.

        Under our restated certificate of incorporation and our operating agreements, in certain circumstances and subject to certain limitations, Nextel WIP has the ability to purchase, or to cause and fund redemption by us of, all of the outstanding shares of our Class A common stock. In addition, under the provisions of our restated certificate of incorporation, upon the occurrence of certain events, the holders of a majority of our outstanding Class A common stock can require Nextel WIP to purchase, or cause and fund a redemption by us of, all of the outstanding shares of our Class A common stock. The circumstances that could trigger Nextel WIP's purchase right include the occurrence of January 29, 2008 (subject to certain postponements by our board of directors); failure by us to implement certain required changes to our business; failure by Nextel WIP to fund certain changes to our digital transmission technology; or termination of our operating agreements with Nextel WIP as a result of our breach. The circumstances that could trigger our stockholders' put right include a change of control of Nextel; failure by us to implement certain required changes to our business; or termination of our operating agreements with Nextel WIP as a result of a breach by Nextel WIP.

If we do not offer services that Nextel WIP requires us to offer or we fail to meet performance standards, we risk termination of our agreements with Nextel WIP, which would eliminate our ability to carry out our current business plan and strategy.

        Our operating agreements with Nextel WIP require us to construct and operate our portion of the Nextel Digital Wireless Network in accordance with specific standards and to offer certain services by Nextel and its domestic subsidiaries. Our failure to satisfy these obligations could constitute a default under the operating agreements that would give Nextel WIP the right to terminate these agreements and would terminate our right to use the Nextel brand. The non-renewal or termination of the Nextel WIP operating agreements would eliminate our ability to carry out our current business plan and strategy and adversely affect our financial condition, and could also trigger Nextel's right to purchase all of our outstanding Class A common stock, as described above.

We may be required to implement material changes to our business operations to the extent these changes are adopted by Nextel, which may not be beneficial to our business.

        If Nextel adopts material changes to its operations, our operating agreements with Nextel WIP give it the right to require us to make similar changes to our operations. The failure to implement required changes could, under certain circumstances, trigger the ability of Nextel WIP to terminate the operating agreements, which could result in the adverse effects described above. Even if the required change is beneficial to Nextel, the effect on our business may vary due to differences in markets and customers. We cannot assure you that such changes would not adversely affect our business plan.

The transmission technology used by us and Nextel is different from that used by most other wireless carriers, and, as a result, we might not be able to keep pace with industry standards if more widely used technologies advance.

        The Nextel Digital Wireless Network uses scattered, non-contiguous radio spectrum near the frequencies used by cellular carriers. Because of their fragmented character, these frequencies traditionally were only usable for two-way radio calls, such as those used to dispatch taxis and delivery vehicles. Nextel became able to use these frequencies to provide a wireless telephone service competitive with cellular carriers only when Motorola developed a proprietary technology it calls "iDEN." We, Nextel and Southern LINC are currently the only major U.S. wireless service providers utilizing iDEN technology on a nationwide basis, and iDEN phones are not currently designed to roam onto other domestic wireless networks.

        Our operating agreements with Nextel WIP require us to use the iDEN technology in our system and prevent us from adopting any new communications technologies that may perform better or may be available at a lower cost without Nextel WIP's consent.

        Future technological advancements may enable other wireless technologies to equal or exceed our current levels of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, because of the restrictive provisions in our operating agreements with Nextel WIP, we will be less able to compete effectively and could lose customers to our competitors, all of which would have an adverse effect on our business and financial condition.

We are dependent on Motorola for telecommunications equipment necessary for the operation of our business, and any failure of Motorola to perform would adversely affect our operating results.

        Motorola is currently our sole-source supplier of transmitters used in our network and wireless telephone equipment used by our customers, and we rely, and expect to continue to rely, on Motorola to manufacture a substantial portion of the equipment necessary to construct our share of the Nextel Digital Wireless Network. We expect that for the next few years, Motorola will be the only manufacturer of wireless telephones that are compatible with the Nextel Digital Wireless Network. If Motorola becomes unable to deliver such equipment, or refuses to do so on reasonable terms, then we may not be able to service our existing subscribers or add new subscribers and our business would be adversely affected. Motorola and its affiliates engage in wireless communications businesses and may in the future engage in additional businesses that do or may compete with some or all of the services we offer. We cannot assure you that any potential conflict of interest between us and Motorola will not adversely affect our ability to obtain equipment in the future. In addition, the failure by Motorola to deliver necessary technology improvements and enhancements and system infrastructure and subscriber equipment on a timely, cost-effective basis would have an adverse effect on our growth and operations. We generally have been able to obtain adequate quantities of base radios and other system infrastructure equipment from Motorola, and adequate volumes and mix of wireless telephones and related accessories from Motorola, to meet subscriber and system loading rates, but we cannot be sure that equipment quantities will be sufficient in the future. Additionally, in the event of shortages of that equipment, our agreements with Nextel WIP provide that available supplies of this equipment would be allocated proportionately between Nextel and us.

Costs and other aspects of a future deployment of advanced digital technology could adversely affect our operations and growth.

        Based on our current outlook and the current outlook of Nextel, we anticipate eventually deploying advanced digital technology that will allow high capacity wireless voice and high-speed data transmission, and potentially other advanced digital services. The technology that we would deploy to provide these types of broadband wireless services is sometimes referred to as "third-generation" or "3G." We and Nextel are focusing activities on maximizing our ability to offer 3G capabilities while continuing to fully utilize our iDEN digital wireless network. Significant capital expenditures may be required in implementing this 3G technology, and we cannot assure you that we will have the financial resources necessary to fund these expenditures or, if we do implement this technology, that it would provide the advantages that we would expect. Moreover, it may be necessary to acquire additional frequencies to implement 3G technologies, and we cannot be sure that we will be able to obtain such spectrum on reasonable terms, if at all. The actual amount of the funds required to finance and implement this technology may significantly exceed our current estimate. Further, any future implementation could require additional unforeseen capital expenditures in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, equipment unavailability and technological or other complications. In addition, there are several types of 3G technologies that may not be fully compatible with each other or with other currently deployed digital technologies. If the type of technology that we either choose to deploy or are required to deploy to maintain compatibility with the technology chosen by Nextel does not gain widespread acceptance or perform as expected, or if our competitors develop 3G technology that is more effective or economical than ours, our business would be adversely affected.

We may not be able to obtain additional spectrum, which may adversely impact our ability to implement our business plan.

        We may seek to acquire additional spectrum, including through participation as a bidder, or member of a bidding group, in government-sponsored auctions of spectrum. We may not be able to accomplish any spectrum acquisition or the necessary additional capital for that purpose may not be available on acceptable terms, or at all. If sufficient additional capital is not available, to the extent we are able to complete any spectrum acquisition, the amount of funding available to us for our existing businesses would be reduced. Even if we are able to acquire additional spectrum, we may still require additional capital to finance the pursuit of any new business opportunities associated with our acquisition of additional spectrum, including those associated with the potential provision of any new 3G wireless services. This additional capital may not be available on reasonable terms, or at all.

Our network may not have sufficient capacity to support our anticipated customer growth.

        Our business plan depends on assuring that our portion of the Nextel Digital Wireless Network has adequate capacity to accommodate anticipated new customers and the related increase in usage of our network. This plan relies on:

  •
  the ability to obtain additional spectrum when and where required;

  •
  the availability of wireless telephones of the appropriate model and type to meet the demands and preferences of our customers; and

  •
  the ability to obtain and construct additional cell sites and obtain other infrastructure equipment.

        We cannot assure you that we will not experience unanticipated difficulties in obtaining these items, which could adversely affect our ability to build our portion of the network.

Potential systems limitations on adding customers may adversely affect our growth and performance.

        Our success in generating revenues by attracting and retaining large numbers of customers to our portion of the Nextel Digital Wireless Network is critical to our business plan. In order to do so, we must maintain effective procedures for customer activation, customer service, billing and other support services.

        Even if our system is technically functional, we may encounter other factors that could adversely affect our ability to successfully add customers to our portion of the Nextel Digital Wireless Network, including:

  •
  inadequate or inefficient systems or business processes and related support functions, especially related to customer service and accounts receivable collection; and

  •
  an inappropriately long length of time between a customer's order and activation of service for that customer, especially because the current activation time for our new customers is longer than that of some of our competitors.

        Customer reliance on our customer service functions may increase as we add new customers. Our inability to timely and efficiently meet the demands for these services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our revenues.

Our existing debt agreements contain restrictive and financial covenants that limit our operating flexibility.

        The indenture governing these notes and the indentures governing our existing senior discount notes, convertible senior notes and senior notes and the credit facility of Nextel Partners Operating Corp., one of our wholly owned subsidiaries ("OPCO"), contain covenants that, among other things, restrict our ability to take specific actions even if we believe them to be in our best interest. These include restrictions on our ability to:

  •
  incur additional debt;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  issue or sell capital stock of certain of our subsidiaries;

  •
  enter into transactions with affiliates;

  •
  enter into a merger, consolidation or sale of assets; or

  •
  engage in any business other than telecommunications.

        In addition, our credit facility imposes financial covenants that require our principal subsidiary to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios and minimum fixed charge coverage ratios. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future, and if we fail to do so, our debts could become immediately payable at a time when we are unable to pay them, which would adversely affect our ability to carry out our business plan and would have a negative impact on our financial condition.

If an event constituting a change of control or fundamental change occurs under our indentures, we may be required to redeem or repurchase all of our outstanding notes even if our credit facility prohibits such redemption or repurchase or we lack the resources to make such redemption or repurchase.

        Upon the occurrence of a defined change of control or fundamental change under the indentures governing these notes and our existing senior discount notes, convertible senior notes and senior notes, other than a change of control involving certain of our existing stockholders, we could be required to redeem or repurchase these notes and our existing senior discount notes, convertible senior notes and senior notes. However, our credit facility prohibits us, except under certain circumstances, from redeeming or repurchasing any of our outstanding notes, including these notes, before their stated maturity. In the event we become subject to a change of control at a time when we are prohibited from redeeming or repurchasing our outstanding notes, including these notes, our failure to redeem or repurchase such notes would constitute an event of default under the respective indentures, which would in turn result in a default under our credit facility. Any default under our indentures or credit facility would result in an acceleration of such indebtedness, which would harm our financial condition and adversely impact our ability to implement our business plan and could result in the cessation of our business. Moreover, even if we obtained consent under our credit facility, we cannot be sure that we would have sufficient resources to redeem or repurchase our outstanding notes, including these notes, and still have sufficient funds available to successfully pursue our business plan.

We are dependent on our current key personnel, and our success depends upon our continued ability to attract, train and retain additional qualified personnel.

        The loss of one or more key employees could impair our ability to successfully operate our portion of the Nextel Digital Wireless Network. We believe that our future success will also depend on our continued ability to attract and retain highly qualified technical, sales and management personnel.

Concerns that the use of wireless telephones may pose health and safety risks may discourage the use of our wireless telephones.

        Studies and reports have suggested that, and additional studies are currently being undertaken to determine whether, radio frequency emissions from enhanced specialized mobile radio, or ESMR, cellular and personal communications service, or PCS, wireless telephones may be linked with health risks, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of wireless telephones could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry generally.

        Litigation by individuals alleging injury from health effects associated with radio frequency emissions from wireless telephones has been brought against us and other mobile wireless carriers and manufacturers. In addition, purported class action litigation has been filed seeking to require all wireless telephones to include an earpiece that would enable use of the telephones without holding them against the user's head. While it is not possible to predict the outcome of this litigation, circumstances surrounding it could increase the cost of our wireless telephones as well as increase other costs of doing business.

        Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. The passage of this type of legislation could decrease demand for our services.

Regulatory authorities exercise considerable power over our operations, which could be exercised against our interests and impose additional unanticipated costs.

        The FCC and state telecommunications authorities regulate our business to a substantial degree. The regulation of the wireless telecommunications industry is subject to constant change by legislation and by new rules and regulations of the FCC. We cannot predict the effect that any legislation or FCC rulemaking may have on our future operations. We must comply with all applicable regulations to conduct our business. Modifications of our business plans or operations to comply with changing regulations or actions taken by regulatory authorities might increase our costs of providing service and adversely affect our financial condition. In addition, we anticipate FCC regulation or Congressional legislation that creates additional spectrum allocations that may also have the effect of adding new entrants into the mobile telecommunications market.

        If we fail to comply with the terms of our licenses or applicable regulations, we could lose one or more licenses or face penalties and fines. For example, we could lose a license if we fail to construct or operate facilities as required by the license. If we lose licenses, that loss could have a material adverse effect on our business and financial condition.

We may not be able to meet a December 31, 2005 FCC deadline with respect to A-GPS handset subscriber penetration, in which event the FCC could impose fines or take other regulatory action that could have an adverse effect on our business.

        On August 2, 2004, we filed our required Phase I and Phase II E911 Quarterly Report with the FCC which sets forth our compliance with the FCC's mandates regarding the sale of A-GPS capable handsets. A-GPS capable handsets are used to locate customers placing emergency 911-telephone calls. The FCC currently requires that by December 31, 2005, 95% of our subscriber base must use A-GPS capable handsets. In our quarterly FCC report, we notified the FCC that we do not project that we can meet the FCC's December 31, 2005 benchmark of 95% A-GPS handset penetration. If we are not able to achieve this benchmark or obtain a waiver or postponement of this benchmark, the FCC could impose fines or take other regulatory action that could have an adverse effect on our business.

Nextel WIP has contractual approval rights that allow it to exert significant influence over our operations, and it can acquire additional shares of our stock.

        Pursuant to our amended and restated shareholders' agreement and operating agreements, the approval of the director designated by Nextel WIP, and/or of Nextel WIP itself, is required in order for us to:

  •
  make a material change in our technology;

  •
  modify our business objectives in any way that is inconsistent with our objectives under our material agreements, including our operating agreements with Nextel WIP;

  •
  dispose of all or substantially all of our assets;

  •
  make a material change in or broaden the scope of our business beyond our current business objectives; or

  •
  enter into any agreement the terms of which would be materially altered in the event that Nextel WIP either exercises or declines to exercise its rights to acquire additional shares of our stock under the terms of the amended and restated shareholders' agreement or our restated certificate of incorporation.

        These approval rights relate to significant transactions, and decisions by the Nextel WIP-designated director could conflict with those of our other directors, including our independent directors.

        In addition, the amended and restated shareholders' agreement does not prohibit Nextel WIP or any of our other stockholders or any of their respective affiliates from purchasing shares of our Class A common stock in the open market. Any such purchases would increase the voting power and influence of the purchasing stockholder and could result in a change of control of us. Shares of Class A common stock are immediately and automatically convertible into an equal number of shares of Class B common stock upon the acquisition of such shares of Class A common stock by Nextel, by any of its majority-owned subsidiaries, or by any person or group that controls Nextel. We recently amended our restated certificate of incorporation in response to a request from Nextel WIP to increase the number of shares of Class B common stock that is authorized for issuance thereunder. We are also aware that, in connection with our public equity offering in November 2003, Nextel indicated an interest in purchasing shares of Class A common stock from existing stockholders through a private placement or through open-market purchases. Additionally, if we experience a change of control, Nextel WIP could purchase all of our licenses for $1.00, provided that it enters into a royalty-free agreement with us to allow us to use the licenses in our territory for as long as our operating agreements with Nextel WIP remain in effect. Such an agreement would be subject to approval by the FCC.

Significant stockholders represented on our board of directors can exert significant influence over us and may have interests that conflict with those of our other stockholders.

        As of June 30, 2004, our officers, directors and greater than 5% stockholders together controlled approximately 47% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to greatly affect the management and affairs of our company and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company.

        In addition, under our amended and restated shareholders' agreement, Nextel WIP and Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn Partners") each have the right to designate a member to our board of directors. We cannot be certain that any conflicts that arise between our interests and those of these stockholders will always be resolved in our favor. Moreover, as described above, Nextel WIP has certain approval rights that allow it to exert significant influence over our operations.

        Madison Dearborn Partners and Eagle River each own significant amounts of our capital stock, and Madison Dearborn Partners currently has a representative on our board of directors. Each of these entities or their affiliates has significant investments in other telecommunications businesses, some of which may compete with us currently or in the future. We do not have a non-competition agreement with any of our stockholders, and thus their or their affiliates' current and future investments could create conflicts of interest with us. See "Principal Stockholders."

Anti-takeover provisions could prevent or delay a change of control that stockholders may favor.

        Provisions of our charter documents, amended and restated shareholders' agreement, operating agreements and Delaware law may discourage, delay or prevent a merger or other change of control of our company that stockholders may consider favorable. We have authorized the issuance of "blank check" preferred stock and have imposed certain restrictions on the calling of special meetings of stockholders. If we experience a change of control, Nextel WIP could purchase all of our licenses for $1.00, provided that it enters into a royalty-free agreement with us to allow us to use the frequencies in our territory for as long as our operating agreements remain in effect. Such an agreement would be subject to approval by the FCC. Moreover, a change of control could trigger an event of default under our credit facility and the indentures governing our senior discount notes, convertible senior notes and senior notes. These provisions could have the effect of delaying, deferring or preventing a change of control in our company, discourage bids for our Class A common stock at a premium over the market price, lower the market price of our Class A common stock, or impede the ability of the holders of our Class A common stock to change our management.

Regulations to which we are subject may affect the ability of some of our investors to have an equity interest in us. Additionally, our restated certificate of incorporation contains provisions that allow us to redeem shares of our securities in order to maintain compliance with applicable federal and state telecommunications laws and regulations.

        Our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in the states in which we operate. This regulation may prevent some investors from owning our securities, even if that ownership may be favorable to us. The FCC and some states have statutes or regulations that would require an investor who acquires a specified percentage of our securities or the securities of one of our subsidiaries to obtain approval from the FCC or the applicable state commission to own those securities. Moreover, our restated certificate of incorporation allows us to redeem shares of our stock from any stockholder in order to maintain compliance with applicable federal and state telecommunications laws and regulations.

The new notes offered hereby have been issued under a separate indenture than, and will not be fungible with, our currently outstanding registered 8 1/8% senior notes due 2011.

        The notes offered hereby have been issued under a separate indenture than our outstanding registered 8 1/8% senior notes due 2011. As a result, the notes offered hereby are not fungible with our currently outstanding registered 8 1/8% senior notes due 2011. Consequently, the liquidity and trading prices of the notes offered hereby may be adversely affected.

An active trading market for the notes may not develop.

        Prior to this offering, there was no public market for these notes. We do not plan to list the notes on any securities exchange or to include them in any automated quotation system. In addition, there is a relatively small principal amount of these notes currently outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for these notes may be affected adversely. The reduced float may also result in a more volatile trading price of the notes.

        We also cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our Class A common stock and the market for similar securities.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

        The market price of the notes will be based on a number of factors, including:

  •
  our ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by companies similar to us; and

  •
  the overall condition of the financial and credit markets.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will rate the notes, or if they do rate the notes, that they will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market price of the notes.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent.

        We have limited operations of our own and derive substantially all of our revenue and cash flow from our subsidiaries. The notes are not secured by any of our assets or those of our subsidiaries. None of our subsidiaries will guarantee these notes. Our obligations under our credit facility, however, are secured by liens on assets of our subsidiaries and a pledge of their capital stock. Creditors of our subsidiaries (including the lenders under our credit facility and trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. Therefore, you may not be fully repaid if we become insolvent. If we become insolvent, the holders of our secured debt would receive payments from the assets used as security before you receive payments.

If you do not exchange your outstanding notes you may have difficulty in transferring them at a later time.

        We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange notes. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

You must comply with the procedures for the exchange offer in order to receive the exchange notes.

        You are responsible for complying with all exchange offer procedures. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities with respect to the tender of your outstanding notes for exchange notes.

        If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited number of outstanding notes expected to remain outstanding following the completion of the exchange offer.

FORWARD-LOOKING STATEMENTS

        Some statements and information contained in this prospectus or incorporated herein by reference are not historical facts, but are forward-looking statements. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy, plans or goals that involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those set forth below under "Risk Factors" and as described from time to time in our reports filed with the SEC. Forward looking statements include, but are not limited to, statements with respect to the following:

        our business plan, its advantages and our strategy for implementing our plan;

  •
  the characteristics of the geographic areas and occupational markets that we are targeting in our portion of the Nextel Digital Wireless Network;

  •
  the implementation and performance of the technology being deployed or to be deployed in our various markets, including the expected 6:1 voice coder software upgrade being developed by Motorola and technologies to be implemented in connection with the completed launch of Nationwide Direct Connect capability;

  •
  our ability to attract and retain customers;

  •
  our anticipated capital expenditures, funding requirements and contractual obligations, including our ability to access sufficient debt or equity capital to meet operating and financing needs;

  •
  the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment, marketing plans and customer demand;

  •
  the ability to achieve and maintain market penetration and average subscriber revenue levels;

  •
  the development and availability of new handsets with expanded applications and features, and market acceptance of such handsets and service offerings;

  •
  the availability and cost of acquiring additional spectrum;

  •
  the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of PCS and cellular services;

  •
  future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications services generally;

  •
  delivery and successful implementation of any new technologies deployed in connection with any future enhanced iDEN or next generation or other advanced services we may offer; and

  •
  the costs of compliance with regulatory mandates, particularly the requirement to deploy location-based 911 capabilities and wireless number portability.

USE OF PROCEEDS

        We will not receive any proceeds from this exchange offer.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2004 on an actual basis.

        You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

As of June 30, 2004
(unaudited) (dollars in thousands)
Cash and cash equivalents and short-term investments	$222,392

Debt:
Credit facility (non-current portion)	$700,000
11% senior notes due 2010	1,157
12 1/2% senior discount notes due 2009	138,807
1 1/2% convertible senior notes due 2008	300,000
8 1/8% senior notes due 2011 (June 2003 and May 2004)	474,570
Capital lease obligations	19,260

Total non-current portion of long-term debt	1,633,794

Stockholders' equity (deficit):
Class A common stock and additional paid-in capital	1,023,647
Class B common stock and additional paid-in capital	163,312
Deferred compensation	(907)
Accumulated deficit	(1,205,374)

Total stockholders' equity (deficit)	(19,322)

Total capitalization	$1,614,472

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus. The selected consolidated statement of operations data shown below for the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected consolidated statement of operations data shown below for the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our audited consolidated financial statements but are not included elsewhere in this prospectus or incorporated by reference. The financial data for the six months ended June 30, 2003 and 2004 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(dollars in thousands)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues(1)	$28,136	$130,125	$363,573	$646,169	$964,386	$427,049	$599,494
Equipment revenues(1)	4,584	5,745	13,791	24,519	54,658	15,029	39,036

Total revenues	32,720	135,870	377,364	670,688	1,019,044	442,078	638,530

Operating expenses:
Cost of service revenues (excludes depreciation of $11,309, $35,148, $62,899, $85,750, $109,572, $53,176 and $59,277, respectively)	18,807	84,962	192,728	267,266	318,038	149,073	170,291
Cost of equipment revenues(1)	10,742	26,685	59,202	87,130	114,868	44,935	73,582
Selling, general and administrative	34,862	117,975	210,310	313,668	402,300	187,369	231,230
Stock-based compensation (primarily selling, general and administrative related)	27,256	70,144	30,956	12,670	1,092	481	554
Depreciation and amortization(2)	12,689	38,272	76,491	101,185	135,417	65,994	73,199

Total operating expenses	104,356	338,038	569,687	781,919	971,715	447,852	548,856

Operating income (loss)	(71,636)	(202,168)	(192,323)	(111,231)	47,329	(5,774)	89,674

Other income (expense):
Interest expense, net	(65,362)	(102,619)	(126,096)	(164,583)	(152,294)	(79,397)	(58,248)
Interest income	24,585	63,132	32,473	7,091	2,811	1,282	979
Gain (loss) on early extinguishment of debt	—	(23,485)	—	4,427	(95,093)	(68,127)	(54,971)

Total other income (expense)	(40,777)	(62,972)	(93,623)	(153,065)	(244,576)	(146,242)	(112,240)

Loss before deferred income tax provision and cumulative effect of change in accounting principle	(112,413)	(265,140)	(285,946)	(264,296)	(197,247)	(152,016)	(22,566)
Income tax provision	—	—	—	(18,188)	(7,811)	(6,090)	7,835

Loss before cumulative effect of change in accounting principle	(112,413)	(265,140)	(285,946)	(282,484)	(205,058)	(158,106)	(14,731)
Cumulative effect of change in accounting principle	—	—	(1,787)	—	—	—	—

Net loss	(112,413)	(265,140)	(287,733)	(282,484)	(205,058)	(158,106)	(14,731)
Mandatorily redeemable preferred stock dividends(3)	—	(5,667)	(3,504)	(3,950)	(2,141)	(2,141)	—

Loss attributable to common stockholders	$(112,413)	$(270,807)	$(291,237)	$(286,434)	$(207,199)	$(160,247)	$(14,731)

Loss per share attributable to common stockholders, basic and diluted:
Loss per share before cumulative effect of change in accounting principle	$(38.18)	$(1.33)	$(1.19)	$(1.17)	$(0.82)	$(0.64)	$(0.06)
Cumulative effect of change in accounting principle	—	—	(0.01)	—	—	—	—

Net loss per share attributable to common stockholders	$(38.18)	$(1.33)	$(1.20)	$(1.17)	$(0.82)	$(0.64)	$(0.06)

	As of December 31,
						As of June 30, 2004
	1999	2000	2001	2002	2003
						(unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$568,729	$928,346	$557,285	$195,029	$268,811	$222,392
Property, plant and equipment, net	252,223	532,702	845,934	1,000,076	1,025,096	1,011,544
FCC operating licenses, net	151,056	245,295	283,728	348,440	371,898	374,064
Total assets	1,015,327	1,793,084	1,821,721	1,735,925	1,889,310	1,854,893
Current liabilities	58,503	120,423	127,972	161,567	185,425	187,068
Long-term debt	785,484	1,067,684	1,327,829	1,424,600	1,653,539	1,633,794
Series B redeemable preferred stock(3)	—	27,517	31,021	34,971	—	—
Total stockholders' equity (deficit)	170,616	570,215	319,504	76,379	(13,296)	(19,322)
Total liabilities and stockholders' equity (deficit)	$1,015,327	$1,793,084	$1,821,721	$1,735,925	$1,889,310	$1,854,893
	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(dollars in thousands)
Consolidated Statements of Cash Flows Data:
Cash flows from operating activities	$(66)	$(116,028)	$(153,894)	$(116,469)	$87,154	$(20,659)	$80,846
Cash flows from investing activities	$(365,851)	$(514,003)	$(260,249)	$(201,648)	$(214,504)	$(106,319)	$(4,839)
Cash flows from financing activities	$520,174	$969,310	$224,950	$81,280	$182,448	$131,884	$60,447
	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
	(dollars in thousands, except ratios)
Other Data:
Covered Pops (end of period) (millions)	6	24	33	36	38	37	39
Subscribers (end of period)	46,100	227,400	515,900	877,800	1,233,200	1,053,600	1,414,000
Adjusted EBITDA(4)	$(31,691)	$(93,752)	$(84,876)	$2,624	$183,838	$60,701	$163,427
Net capital expenditures(5)	$151,743	$303,573	$374,001	$250,841	$161,845	$88,666	$59,021
Ratio of earnings (loss) to fixed charges(6)	—	—	—	—	—	—	.68x

(1)
Effective July 1, 2003, we adopted Emerging Issues Task Force, or EITF, Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," and elected to apply the provisions prospectively to our existing customer arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed description of the impact of our adoption of this policy.

(2)
Effective January 2002, we no longer amortize the cost of FCC licenses as a result of implementing Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets." See Note 1 of the Notes to Consolidated Financial Statements included elsewhere herein under the caption "FCC Licenses" for a more detailed description of the impact and adoption of SFAS No. 142.

(3)
In May 2003, the Financial Accounting Standards Board, or FASB, issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement was effective for all freestanding financial instruments entered into or modified after May 31, 2003; otherwise it was effective at the beginning of the first interim period beginning after June 15, 2003. We identified that our Series B mandatorily redeemable preferred stock was within the scope of this statement and reclassified it to long-term debt and began recording the Series B mandatorily redeemable preferred stock dividends as interest expense beginning July 1, 2003. We redeemed all of our outstanding Series B mandatorily redeemable preferred stock on November 21, 2003 and currently have no preferred stock outstanding.

(4)
The term "EBITDA" refers to a financial measure that is defined as earnings (loss) before interest, taxes, depreciation and amortization; we use the term "Adjusted EBITDA" to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, gain (loss) from early extinguishment of debt and stock-based compensation. Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity. However,

  Adjusted EBITDA is not a measure determined under generally accepted accounting principles, or GAAP, in the United States of America and may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP. We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. The following schedule reconciles Adjusted EBITDA to net cash from operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
	(in thousands)
Net cash from operating activities (as reported on Consolidated Statements of Cash Flows)	$(66)	$(116,028)	$(153,894)	$(116,469)	$87,154	$(20,659)	$80,846
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of amounts capitalized	17,302	43,176	70,138	98,777	103,485	51,359	70,051
Interest income	(24,585)	(63,132)	(32,473)	(7,091)	(2,811)	(1,282)	(979)
Change in working capital	(24,342)	42,232	31,353	27,407	(3,990)	31,283	13,509

Adjusted EBITDA	$(31,691)	$(93,752)	$(84,876)	$2,624	$183,838	$60,701	$163,427

(5)
Net capital expenditures exclude capitalized interest and are offset by net proceeds from the sale and leaseback transactions of telecommunication towers and related assets to third parties accounted for as operating leases. Net capital expenditures as defined are not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. Net capital expenditures should not be construed as a substitute for capital expenditures reported on the Consolidated Statements of Cash Flows, which is determined in accordance with GAAP. We report net capital expenditures in this manner because we believe it reflects the net cash used by us for capital expenditures and to satisfy the reporting requirements for our debt covenants. The following schedule reconciles net capital expenditures to capital expenditures reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
	(in thousands)
Capital expenditures (as reported on Consolidated Statements of Cash Flows)	$121,345	$264,513	$398,611	$274,911	$179,794	$84,824	$64,318
Less: cash paid portion of capitalized interest	(1,231)	(5,545)	(5,449)	(1,993)	(1,283)	(676)	(506)
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	(2,246)	(9,259)	(10,425)	(2,562)	(6,860)	(6,250)	(779)
Change in capital expenditures accrued or unpaid	33,875	53,864	(8,736)	(19,515)	(9,806)	10,768	(4,012)

Net capital expenditures	$151,743	$303,573	$374,001	$250,841	$161,845	$88,666	$59,021

(6)
Earnings (loss) represent earnings (loss) before deferred income tax provisions and cumulative effect of change in accounting principle and fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest), amortization of deferred financing costs and the estimated portion of rental expense that is representative of the interest factor. For the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, earnings were insufficient to cover charges by $126,075, $280,852, $298,494, $267,529, $198,953, $153,109 and $23,072, respectively. The difference between the deficiencies disclosed above and the net loss before deferred income tax provision and cumulative effect of change in accounting principle for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 represents interest capitalized by us.

Additional Reconciliations of Non-GAAP Financial Measures (Unaudited)

        The information presented in this prospectus includes financial information prepared in accordance with GAAP, as well as other financial measures that may be considered non-GAAP financial measures.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. As described more fully below, management believes these non-GAAP measures provide meaningful additional information about our performance and our ability to service our long-term debt and other fixed obligations and to fund our continued growth. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

ARPU—Average Revenue Per Unit

        ARPU is an industry term that measures total service revenues per month from our subscribers divided by the average number of subscribers in commercial service during the period. ARPU, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to ARPU measures of other companies; however, ARPU uses GAAP measures as the basis for calculation. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting high value customers. The following schedule reflects the ARPU calculation and provides a reconciliation of service revenues used for the ARPU calculation to service revenues reported on our Consolidated Statements of Operations, which we believe is the most directly comparable GAAP measure to the service revenues measure used for the ARPU calculation:

	Year Ended December 31,					Three Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except ARPU)
ARPU (without roaming revenues)
Service revenues	$28,136	$130,125	$363,573	$646,169	$964,386	$226,507	$312,232
Adjust: activation fees deferred and recognized for SAB No. 101	—	1,355	2,398	3,197	(1,006)	574	(985)
Add: activation fees reclassified for EITF No. 00-21(1)	—	—	—	—	4,256	—	2,955
Less: roaming and other revenues	(8,545)	(25,671)	(58,545)	(80,452)	(115,893)	(26,917)	(37,702)

Service revenues for ARPU	$19,591	$105,809	$307,426	$568,914	$851,743	$200,164	$276,500

Average units (subscribers)	25	123	360	694	1,051	1,005	1,364

ARPU	$66	$71	$71	$68	$68	$66	$68

	Year Ended December 31,					Three Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except ARPU)
ARPU (including roaming revenues)
Service revenues	$28,136	$130,125	$363,573	$646,169	$964,386	$226,507	$312,232
Adjust: activation fees deferred and recognized for SAB No. 101	—	1,355	2,398	3,197	(1,006)	574	(985)
Add: activation fees reclassified for EITF No. 00-21(1)	—	—	—	—	4,256	—	2,955
Less: other revenues	(9)	(986)	(458)	(981)	—	—	(913)

Service plus roaming revenues for ARPU	$28,127	$130,494	$365,513	$648,385	$967,636	$227,081	$313,289

Average units (subscribers)	25	123	360	694	1,051	1,005	1,364

ARPU, including roaming revenues	$94	$88	$85	$78	$77	$75	$77

(1)
On July 1, 2003, we adopted EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," and elected to apply the provisions prospectively to our existing customer arrangements. Subsequent to that date, each month we recognize the activation fees, phone equipment revenues and equipment costs that had been previously deferred in accordance with Staff Accounting Bulletin, or SAB, No. 101. Under the provisions of SAB No. 101, "Revenue Recognition in Financial Statements," we accounted for the sale of our phone equipment and the subsequent service to the customer as a single unit of accounting due to the fact that our wireless service is essential to the functionality of our phones. Accordingly, we recognized revenues from the phone equipment sales and an equal amount of the cost of phone equipment revenues over the expected customer relationship period when title to the phone passed to the customer. Under EITF Issue No. 00-21, we are no longer required to consider whether a customer is able to realize utility from the phone in the absence of the undelivered service. Given that we meet the criteria stipulated in EITF Issue No. 00-21, we account for the sale of a phone as a unit of accounting separate from the subsequent service to the customer. Accordingly, we recognize revenues from phone equipment sales and the related cost of phone equipment revenues when title to the phone equipment passes to the customer for all arrangements entered into beginning in the third quarter of 2003. In December 2003, the SEC staff issued SAB No. 104, "Revenue Recognition in Financial Statements," which updated SAB No. 101 to reflect the impact of the issuance of EITF No. 00-21.

LRS—Lifetime Revenue Per Subscriber

        LRS is an industry term calculated by dividing ARPU (see above) by the subscriber churn rate. The subscriber churn rate is an indicator of subscriber retention and represents the monthly percentage of the subscriber base that disconnects from service. Subscriber churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. LRS, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to LRS measures of other companies; however, LRS uses GAAP measures as the basis for calculation. We believe that LRS is an indicator of the expected lifetime revenue of our average subscriber, assuming that churn and ARPU remain constant as indicated. We also believe that this measure, like ARPU, provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting and retaining high value customers. The following schedule reflects the LRS calculation:

	Year Ended December 31,				Three Months Ended June 30,
	2000	2001	2002	2003	2003	2004
ARPU	$71	$71	$68	$68	$66	$68
Divided by: churn %	1.7%	1.6%	1.6%	1.6%	1.6%	1.4%

Lifetime revenue per subscriber	$4,176	$4,438	$4,250	$4,250	$4,125	$4,857

        We did not calculate or report subscriber churn rate or LRS for the year ended December 31, 1999.

        In addition, see Notes 4 and 5 above for reconciliations of Adjusted EBITDA and net capital expenditures, respectively.

THE EXCHANGE OFFER

Background

        On May 19, 2004, we privately placed the old notes in a transaction exempt from registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available.

        In the registration rights agreement, we agreed with the initial purchasers to, at our cost:

  •
  file an exchange offer registration statement within 120 days after May 19, 2004;

  •
  use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than 180 days following May 19, 2004; and

  •
  upon effectiveness of the exchange offer registration statement, offer new notes in exchange for surrender of the old notes.

        In addition, we agreed to keep the exchange offer open for at least 20 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders of the old notes. The new notes are being offered under this prospectus to satisfy these obligations under the registration rights agreement.

        A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount at maturity of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

        The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that:

  •
  the new notes will be freely transferable, other than as described in this prospectus, and will not contain any legend restricting their transfer;

  •
  holders of the new notes will not be entitled to certain rights of holders of old notes under the registration rights agreement, which rights will terminate on consummation of the exchange offer; and

  •
  the new notes will not contain any provisions regarding the payment of liquidated damages.

        The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

        The exchange offer is not conditioned on any minimum aggregate principal amount at maturity of old notes being tendered for exchange.

Resale of the New Notes

        Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders of the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

  •
  the holder acquired the new notes in the ordinary course of its business;

  •
  the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes;

  •
  the holder is not an "affiliate" of Nextel Partners within the meaning of Rule 405 under the Securities Act;

  •
  the holder is not a broker-dealer who acquired the old notes directly from us; and

  •
  the holder is not a broker-dealer who acquired the old notes as a result of market-making or other trading activities.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer must acknowledge that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act. The broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of one year after the consummation of the exchange offer. See "Plan of Distribution."

Shelf Registration Statement

        If applicable law or interpretations of the staff of the SEC are changed such that either:

          (1)   the exchange offer is no longer permitted, or

          (2)   the new notes received by a holder who makes all of the above representations in the letter of transmittal are not, or would not be upon receipt, transferable by such holder without restriction under the Securities Act, we will, at our cost:

  •
  file a shelf registration statement covering resales of the old notes, within 60 days after we determine clause (1) above or we receive notice of clause (2) above,

  •
  use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after the filing deadline, and

  •
  use all commercially reasonable efforts to keep effective the shelf registration statement until the earlier of May 19, 2006 or the time when all of the applicable old notes are no longer outstanding.

        We will, if and when we file the shelf registration statement:

  •
  provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement,

  •
  notify each holder when the shelf registration statement has become effective, and

  •
  take other actions as are required to permit unrestricted resales of the old notes.

        A holder that sells old notes pursuant to the shelf registration statement generally:

  •
  must be named as a selling security holder in the related prospectus,

  •
  must deliver a prospectus to purchasers,

  •
  will be subject to civil liability provisions under the Securities Act in connection with these sales, and

  •
  will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations.

        In addition, within 20 days of receiving a request to deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement, each holder of old notes must provide the information and comments in order to have its old notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages described below.

Liquidated Damages

        Liquidated damages will accrue on the principal amount at maturity of the old notes, in addition to the stated interest on the old notes, from the date on which a registration default occurs to the date such registration default is cured.

        The occurrence of any of the following is a registration default:

  •
  neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before the applicable deadline described above;

  •
  neither the exchange offer registration statement nor the shelf registration statement has been declared effective by the SEC on or before the applicable deadline described above;

  •
  the exchange offer has not been consummated by the 30th business day after the exchange offer registration statement has become effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, without being succeeded within two days by an amendment to that registration statement that cures such failure and is declared effective within five days of such filing.

        Liquidated damages will accrue at a rate of $0.05 per week per $1,000 in principal amount at maturity of the notes during the 90-day period after the occurrence of the registration default and will increase by an additional $0.05 per week per $1,000 in principal amount at maturity at the end of each subsequent 90-day period until all registration defaults have been cured. In no event will the rate exceed $0.50 per week per $1,000 in principal amount at maturity of the notes.

        The sole remedy available to the holders of the old notes will be the immediate assessment of liquidated damages on the old notes as described above. Any amount of liquidated damages due as described above will be payable in cash on the same interest payment dates as the old notes.

Expiration Date; Extensions; Amendments

        The expiration date of the exchange offer is 5:00 p.m., New York City time, on October 27, 2004, unless we, in our reasonable discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in its reasonable judgment, any of the conditions described below under "—Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner.

        We will promptly announce any such event by making a timely release to the Dow Jones News Service and may or may not do so by other means as well.

Procedures for Tendering

        To tender old notes in the exchange offer, the holder must:

  •
  properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

  •
  have the signatures thereon guaranteed if required by the letter of transmittal, and

  •
  except as discussed in "Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile thereof, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

        The Depository Trust Company has authorized its participants that hold old notes on behalf of beneficial owners of old notes through The Depository Trust Company to tender their old notes as if they were holders. To effect a tender of old notes, The Depository Trust Company participants should either:

  •
  complete and sign the letter of transmittal, have the signature thereon guaranteed if required by the instructions to the letter of transmittal and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedures described above, or

  •
  transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer as described in "Description of the Notes—Book-Entry; Delivery and Form."

        By tendering, each holder will make the representations contained in the first paragraph under the heading "—Resale of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The tender by a holder and the acceptance of the tender by us will constitute the agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO NEXTEL PARTNERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangement to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

        If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make a book-entry tender of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account in accordance with book-transfer procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents, must be received by the exchange agent at its address listed below on or prior to the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below must be complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

        The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:

  •
  the aggregate principal amount at maturity of old notes which have been tendered by such participant,

  •
  that such participant has received and agrees to be bound by the terms of the letter of transmittal, and

  •
  that we may enforce such agreement against the participant.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes will be determined by us, which determination shall be final and binding. We reserve the right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tender of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

        A holder who wishes to tender old notes and:

  •
  whose old notes are not immediately available,

  •
  who cannot deliver the old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

  •
  who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:

  •
  the tender is made through an eligible guarantor institution,

  •
  before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount at maturity of the old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  •
  the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such old notes, or in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited, and otherwise comply with the procedures of the exchange agent,

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and

  •
  specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor.

        All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following any of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Despite any other term of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided in this prospectus prior to the expiration date if:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries,

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us,

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or

  •
  any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

        The conditions listed above are for the sole benefit of us and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part from time to time. The failure by us at any time to exercise any of the above rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders,

  •
  extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (see "—Withdrawal of Tenders" above), or

  •
  waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

For Information by Telephone:	(212) 815-2548
By Hand or Overnight Delivery Service, or Registered or Certified Mail:	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7E New York, NY 10286 Attention: Mr. David Mauer
By Facsimile Transmission:	(212) 298-1915
Telephone Confirmation:	(212) 815-2548

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

        Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

        Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

  •
  to us, upon redemption of these notes or otherwise,

  •
  so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

  •
  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

  •
  pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

DESCRIPTION OF THE NOTES

        The new notes, like the old notes, will be issued under the indenture, dated May 19, 2004, between us and BNY Western Trust Company, as trustee. The new notes are the same as the old notes except that the new notes: will not bear legends restricting their transfer, and will not contain certain terms providing for the payment of liquidated damages under the circumstances described in the registration rights agreement. The notes will be issued under a separate indenture than, and will not be fungible with, our currently outstanding 8 1/8% senior notes due 2011.

        The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the SEC as part of our registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

        Because this section is a summary of the material provisions of the indenture, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to the Trust Indenture Act. In this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms under "—Certain Definitions." We also include references in parentheses to certain sections of the indenture.

        In this description of the notes, the term "Nextel Partners" refers to Nextel Partners, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

Brief Description of the Notes

        These notes:

  •
  will be senior unsecured obligations of Nextel Partners;

  •
  will mature on July 1, 2011;

  •
  will rank equally in right of payment to all existing and future senior unsecured obligations of Nextel Partners including our existing senior discount notes, senior notes and convertible senior notes;

  •
  will rank senior in right of payment to all existing and future subordinated obligations of Nextel Partners; and

  •
  will rank effectively junior to all of our subsidiaries' obligations (including secured and unsecured obligations) and effectively junior to our secured obligations, to the extent of the assets securing such obligations.

        Nextel Partners' principal operations are conducted through its Subsidiaries, and Nextel Partners is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. Nextel Partners' Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including borrowings under the credit facility and trade payables, of Nextel Partners' Subsidiaries. Any right of Nextel Partners to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that Nextel Partners itself is recognized as a creditor of the Subsidiary.

        As of June 30, 2004, the total amount of outstanding consolidated liabilities of Nextel Partners and its Subsidiaries, including trade payables, was approximately $1.8 billion, of which $722.6 million were secured obligations. In addition, of such pro forma consolidated outstanding liabilities, $869.8 million are liabilities of Subsidiaries of Nextel Partners.

        For more information, see "Description of Other Indebtedness—Description of Credit Facility" and "Selected Consolidated Financial Data."

Principal, Maturity and Interest

        Nextel Partners issued $25.0 million in aggregate principal amount at maturity of notes in a private placement on May 19, 2004. Nextel Partners may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Covenants—Limitation on Consolidated Debt." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Nextel Partners will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 1, 2011.

        Interest on the notes will accrue at the rate of 8 1/8% per annum and will be paid semi-annually on January 1 and July 1 of each year, commencing on July 1, 2004, to the registered holders on the immediately preceding December 15 and June 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Nextel Partners will pay interest, principal and any other money due on the notes at the corporate trust office of the paying agent in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Nextel Partners may also choose to pay interest by mailing checks.

        The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer.

Optional Redemption

        Nextel Partners may redeem the notes, in whole or in part, at any time on or after July 1, 2007 upon not less than 30 nor more than 60 days' prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and Additional Interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on July 1 of each of the years set forth below.

Year	Percentage
2007	104.063%
2008	102.031%
2009 and thereafter	100.000%

        Prior to July 1, 2006, Nextel Partners may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date if:

  •
  Nextel Partners receives net proceeds from one or more sales of its Capital Stock (other than Redeemable Stock) prior to July 1, 2006;

  •
  at least 65% of the notes issued under the indenture remain outstanding immediately after the redemption; and

  •
  the redemption occurs within 60 days of such sale.

Mandatory Redemption; Sinking Fund

        Except as described under "—Covenants—Limitation on Asset Sales" and "—Covenants—Change of Control" below, Nextel Partners is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  •
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  •
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 45 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Covenants

        In the indenture, Nextel Partners agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

  •
  incur additional Debt;

  •
  pay dividends, acquire shares of Nextel Partners, make Investments or redeem Debt of Nextel Partners which is subordinate in right of payment to the notes;

  •
  designate Unrestricted Subsidiaries;

  •
  enter into transactions with Affiliates;

  •
  engage in any business other than telecommunications;

  •
  create Liens;

  •
  make loans or advances to Nextel Partners or any other Restricted Subsidiary or to transfer any of its property or assets to Nextel Partners or any other Restricted Subsidiary;

  •
  issue or sell shares of Capital Stock of Restricted Subsidiaries; and

  •
  make Asset Sales.

        In addition, if a Change of Control occurs, each holder of notes will have the right to require Nextel Partners to repurchase all or part of such holder's notes at a price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase. The above limitations are "restrictive covenants" that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.

Limitation on Consolidated Debt

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Debt or make any Restricted Payment):

          (1)   the Consolidated Debt to Annualized Operating Cash Flow Ratio would be less than 7.0 to 1.0, or

          (2)   in the case of any incurrence of Debt prior to January 1, 2005 only, Consolidated Debt would be equal to or less than 80% of Total Invested Capital.

Limitation on Restricted Payments

        Nextel Partners will not, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, its Capital Stock or to holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in its shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase any such Capital Stock (other than Redeemable Stock);

          (2)   permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), any Capital Stock of Nextel Partners (including options, warrants or other rights to acquire such Capital Stock);

          (3)   permit any Restricted Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value (other than value consisting solely of Capital Stock of Nextel Partners that is not Redeemable Stock or options, warrants or other rights to acquire such Capital Stock that is not Redeemable Stock), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes; or

          (4)   permit any Restricted Subsidiary to, directly or indirectly, make any Investment, except for Permitted Investments, in any Person, other than in a Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such Investment (each of the actions set forth in clauses (1) through (4), other than any such action that is a Permitted Investment or a Permitted Distribution, being referred to as a "Restricted Payment") unless, at the time of and after giving effect to such Restricted Payment:

            (a)   no Default or Event of Default has occurred and is continuing;

            (b)   Nextel Partners would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in clause (1) under the caption "Limitation on Consolidated Debt" above; and

            (c)   after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made from the Closing Date does not exceed:

              (A)  the amount of the Operating Cash Flow of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period) less 150% of the cumulative Consolidated Interest Expense of Nextel Partners after December 31, 2002 through the end of the latest full fiscal quarter for which consolidated financial statements of Nextel Partners are available preceding the date of such Restricted Payment (treated as a single accounting period), plus

              (B)  the aggregate net proceeds (other than proceeds from a Committed Capital Contribution), including the fair market value of property other than cash, as determined:

                 (x)  in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                 (y)  in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) after February 24, 2000 of shares of its Capital Stock (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), other than shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment, unless such designation has been revoked by Nextel Partners' Board of Directors and Nextel Partners is able to make such Investment pursuant to this covenant (other than as a Directed Investment), plus

              (C)  the aggregate net proceeds, including the fair market value of property other than cash, as determined:

                 (x)  in the case of any property other than cash with a value less than $25.0 million, by Nextel Partners' Board of Directors, whose good faith determination will be conclusive and as evidenced by a Board Resolution, or

                 (y)  in the case of any property other than cash with a value equal to or greater than $25.0 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by Nextel Partners from the issuance or sale (other than to a Restricted Subsidiary) after February 24, 2000 of any Capital Stock of Nextel Partners (other than Redeemable Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Redeemable Stock), upon the conversion of, or exchange for, Debt of Nextel Partners or a Restricted Subsidiary.

        Nothing contained in this section limits or restricts Nextel Partners from making any Permitted Distribution, Permitted Investment or Directed Investment, and neither a Permitted Distribution nor a Permitted Investment will be counted as a Restricted Payment for purposes of clause (c) above.

        In addition, the foregoing limitations do not prevent Nextel Partners from:

          (1)   paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Nextel Partners could have paid such dividend in accordance with the provisions of the indenture,

          (2)   repurchasing its Capital Stock (including options, warrants or other rights to acquire such Capital Stock) from former employees or directors of Nextel Partners or any Subsidiary thereof for consideration not to exceed:

            (a)   in the case of all such employees or directors (other than Itemized Executives), $3.0 million in the aggregate in any fiscal year, with amounts not used in any given fiscal year being carried over into subsequent fiscal years, and

            (b)   in the case of any Itemized Executive, $2.0 million per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by Nextel Partners in respect to such Itemized Executive) in any fiscal year, with the aggregate amount of such repurchases under this clause (2)(b) not to exceed $5.0 million in any fiscal year;

  provided that the aggregate amount of all such repurchases made pursuant to this paragraph (2) does not exceed $17.0 million in the aggregate (not including the amount of any proceeds of key man life insurance received by Nextel Partners in respect to any Itemized Executive),

          (3)   the repurchase, redemption or other acquisition for value of Capital Stock of Nextel Partners to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel Partners or any of its Subsidiaries from any governmental agency,

          (4)   making a loan in the aggregate principal amount of approximately $2.2 million to a certain officer of Nextel Partners (with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above),

          (5)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

            (a)   the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of Nextel Partners (other than Redeemable Stock) or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

            (b)   Debt that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Debt being purchased (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above),

          (6)   the repurchase, redemption or other acquisition of Capital Stock of Nextel Partners, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Common Stock of Nextel Partners (other than Redeemable Stock), or options, warrants or other rights to acquire such Capital Stock, the proceeds of which are not designated as a Directed Investment, or

          (7)   other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding (with Restricted Payments pursuant to this paragraph not being counted as Restricted Payments for purposes of clause (c) above).

        Notwithstanding the foregoing, no Investment in a Person that immediately thereafter would be a Restricted Subsidiary will be a Restricted Payment. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person will no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above or the aggregate amount of Investments pursuant to paragraph (5)(a) above, in each case to the extent such Investments would otherwise be so counted.

        For purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Debt of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to:

            (a)   the sum of (i) the principal amount or accreted value (whichever is less) of such Debt on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by Nextel Partners upon such conversion or exchange, less any payment on account of fractional shares, minus

            (b)   all expenses incurred in connection with such issuance or sale.

        In addition, for purposes of clause (c)(C) above, the net proceeds received by Nextel Partners from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of Nextel Partners or any Restricted Subsidiary will be deemed to be an amount equal to the additional cash consideration, if any, received by Nextel Partners upon such exercise, minus all expenses incurred in connection with such issuance or sale.

        For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment will be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by Nextel Partners' Board of Directors (whose good faith determination shall be conclusive and evidenced by a Board Resolution).

        The amount of any Investment outstanding at any time will be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital (including interest and dividends), in each case, received in cash, up to the amount of such Investment on the date made.

Restricted Subsidiaries

        Subject to compliance with the "Limitation on Restricted Payments" covenant, Nextel Partners' Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary.

        The designation by the Board of Directors of a Restricted Subsidiary as an Unrestricted Subsidiary will, for all purposes of the "Limitation on Restricted Payments" covenant (including clause (b) thereof), be deemed to be a Restricted Payment of an amount equal to the fair market value of Nextel Partners' ownership interest in such Subsidiary (including, without duplication, such indirect ownership interest in all Subsidiaries of such Subsidiary), as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

        Notwithstanding the foregoing provisions of this "Restricted Subsidiaries" covenant, the Board of Directors may not designate a Subsidiary of Nextel Partners to be an Unrestricted Subsidiary if, after such designation:

            (a)   Nextel Partners or any of its other Restricted Subsidiaries:

                  (i)  provides credit support for, or a Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

                 (ii)  is directly or indirectly liable for any Debt of such Subsidiary,

            (b)   a default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Nextel Partners or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or

            (c)   such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

        Nextel Partners' Board of Directors, from time to time, may designate any Person that is about to become a Subsidiary of Nextel Partners as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of Nextel Partners that are not designated by Nextel Partners' Board of Directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this "Restricted Subsidiaries" covenant, all Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries.

Transactions with Affiliates

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Nextel Partners on terms that are less favorable to Nextel Partners or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person that is not such an Affiliate. However, this "Transactions with Affiliates" covenant will not limit, or be applicable to:

  •
  any transaction between Unrestricted Subsidiaries not involving Nextel Partners or any Restricted Subsidiary,

  •
  any transaction between Nextel Partners and any Restricted Subsidiary or between Restricted Subsidiaries, or

  •
  any Permitted Transactions.

        In addition, any transaction or series of related transactions, other than Permitted Transactions, between Nextel Partners or any Restricted Subsidiary and any Affiliate of Nextel Partners (other than a Restricted Subsidiary) involving an aggregate consideration of $5 million or more must be approved in good faith by:

  •
  a majority of Nextel Partners' Disinterested Directors (of which there must be at least one) and evidenced by a Board Resolution, or

  •
  if there is no Disinterested Director at such time or such transaction involves aggregate consideration of $25.0 million or more, by an opinion as to fairness to Nextel Partners or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        For purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between Nextel Partners or any Restricted Subsidiary and an Affiliate of Nextel Partners that is approved by a majority of the Disinterested Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board Resolution or for which a fairness opinion has been issued will be deemed to be on terms as favorable as those that might be obtained at the time of such transaction (or series of transactions) from a Person that is not such an Affiliate and thus will be permitted under this "Transactions with Affiliates" covenant.

Limitation on the Activities of Nextel Partners and its Restricted Subsidiaries

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services, including such businesses, activities and services as Nextel Partners and the Restricted Subsidiaries were engaged in on the Closing Date.

Limitation on Liens

        Nextel Partners will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        Nextel Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions to Nextel Partners or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nextel Partners or any of its Restricted Subsidiaries,

          (2)   make loans or advances to Nextel Partners or any of its Restricted Subsidiaries, or

          (3)   transfer any of its properties or assets to Nextel Partners or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  •
  existing Debt as in effect on the date of the indenture,

  •
  any Credit Facility as in effect as of the date of the indenture (or in the case of the New Credit Facility, as initially executed by the parties thereto), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facility as in effect on the date of the indenture (as conclusively determined in good faith by Nextel Partners' Board of Directors and set forth in a Board Resolution),

  •
  the indenture and the notes,

  •
  applicable law,

  •
  any instrument governing Debt and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and payment restrictions other than those contained in such Debt as in effect on the date of its incurrence by Nextel Partners or any Restricted Subsidiary (as conclusively determined in good faith by an executive officer of Nextel Partners) or Capital Stock of a Person acquired by Nextel Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the indenture to be incurred,

  •
  customary non-assignment provisions in leases entered into in the ordinary course of business,

  •
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

  •
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition,

  •
  Liens securing Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "Limitation on Liens" that limit the right of Nextel Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

  •
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

  •
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

        Nextel Partners will not and will not permit any of its Restricted Subsidiaries to:

            (a)   transfer, convey, sell or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of Nextel Partners to any Person (other than Nextel Partners or any Wholly Owned Restricted Subsidiary of Nextel Partners) unless:

    •
    such transfer is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and the cash Net Proceeds from such transfer are applied in accordance with the covenant

    •
    described under the caption "—Limitation on Asset Sales," and

            (b)   will not permit any Wholly Owned Restricted Subsidiary of Nextel Partners to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Nextel Partners or a Wholly Owned Restricted Subsidiary of Nextel Partners.

        The foregoing restrictions will not apply to:

  •
  the creation of Permitted Joint Ventures,

  •
  any transfer required by applicable law or regulation,

  •
  the issuance of Redeemable Stock that is otherwise permitted to be issued pursuant to the terms of the indenture, and

  •
  transfers in which Nextel Partners or a Restricted Subsidiary acquires at the same time not less than its proportionate share in such issuance of Capital Stock.

Limitation on Asset Sales

        Nextel Partners will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

  •
  Nextel Partners or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of as determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution set forth in an Officers' Certificate delivered to the trustee, which determination shall be conclusive, and

  •
  at least 80% of the consideration for such disposition consists of cash;

provided that the amount of:

  •
  any liabilities (as shown on Nextel Partners' or such Restricted Subsidiary's most recent balance sheet), of Nextel Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets and

  •
  any securities, notes or other obligations received by Nextel Partners or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Nextel Partners or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

        Within 360 days after receipt of any Net Proceeds from an Asset Sale, Nextel Partners may apply those Net Proceeds at its option:

  •
  to repay Debt under a Credit Facility or any Vendor Financing Debt,

  •
  to make a capital expenditure in the same or similar line of business as Nextel Partners is engaged in on the date of the indenture or in a business reasonably related thereto, or

  •
  to acquire Capital Stock of an entity that is or becomes a Restricted Subsidiary or other long-term assets that are used or useful in the same or similar line of business as Nextel Partners or such Restricted Subsidiaries were engaged in on the date of the indenture or in businesses reasonably related thereto.

        Pending the final application of any such Net Proceeds, Nextel Partners may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Nextel Partners will be required to make an offer (an "Asset Sale Offer") to all holders of notes and all holders of other Debt that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount at maturity of notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and the instrument or instruments governing such other pari passu Debt, respectively.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Nextel Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Change of Control

        Within 30 days of the occurrence of a Change of Control, Nextel Partners will be required to make an Offer to Purchase all outstanding notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require Nextel Partners to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

        Restrictions in the indenture on the ability of Nextel Partners and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Nextel Partners, whether favored or opposed by the management of Nextel Partners. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that Nextel Partners or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Nextel Partners or any of its Subsidiaries by the management of Nextel Partners or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        Nextel Partners does not currently have adequate financial resources to effect such repurchases and repurchase the notes upon a Change of Control and there can be no assurance that Nextel Partners will have such resources in the future. The inability of Nextel Partners to repurchase the notes upon a Change of Control would constitute an Event of Default.

        In addition, there may be restrictions contained in instruments evidencing Indebtedness incurred by Nextel Partners or its Restricted Subsidiaries permitted under the indenture which restrict or prohibit the ability of Nextel Partners to effect any repurchase required under the indenture in connection with a Change of Control.

        In the event that Nextel Partners makes an Offer to Purchase the notes, Nextel Partners intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Provision of Financial Information

        Whether or not Nextel Partners is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Nextel Partners will, for so long as any notes remain outstanding, file with the SEC copies of the annual and quarterly reports and the information, documents, and other reports that Nextel Partners would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Nextel Partners were subject thereto on or prior to the respective dates (the "Required Filing Dates") by which Nextel Partners would have been required to file such document. Nextel Partners will also, within 15 days of each Required Filing Date, transmit by mail to all holders without cost to such holders and file with the trustee, copies of the required filings. If under the Exchange Act Nextel Partners is not permitted to file such documents with the SEC, promptly upon written request of any prospective holder, Nextel Partners shall supply copies of these documents.

        In addition, Nextel Partners has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

Merger, Sale of Assets, Etc.

        Nextel Partners shall not, in any transaction or series of related transactions:

  •
  merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person; and

  •
  permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of Nextel Partners and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless:

            (a)   either:

              (A)  if the transaction or series of transactions is a consolidation of Nextel Partners with or a merger of Nextel Partners with or into any other Person, Nextel Partners shall be the surviving Person of such merger or consolidation, or

              (B)  the Person formed by any consolidation with or merger with or into Nextel Partners, or to which the properties and assets of Nextel Partners or Nextel Partners and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Nextel Partners under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect, and

            (b)   immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing, and

            (c)   Nextel Partners or the successor entity to Nextel Partners will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period:

              (A)  have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Nextel Partners immediately preceding the transaction and

              (B)  be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the covenant described above under "—Covenant—Limitation on Consolidated Debt."

        The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary. The indenture also provides that

Nextel Partners may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, Nextel Partners shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof (required under clause (a)(B) of the preceding paragraph) comply with the requirements of the indenture and an opinion of counsel. Each such Officers' Certificate shall set forth the manner of determination of Nextel Partners' compliance with clause (c) of the preceding paragraph.

        For all purposes of the indenture and the notes (including the provisions described in the two immediately preceding paragraphs and the "Limitation on Consolidated Debt" and "Restricted Subsidiaries" covenants), Subsidiaries of any successor entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Restricted Subsidiaries" covenant and all Debt of the successor entity and its Subsidiaries that was not Debt of Nextel Partners and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

        The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Nextel Partners under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.

Certain Definitions

        Set forth below is a summary of some of the definitions used in the indenture. Reference is made to the indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided.

        "Acquired Debt" means Debt of a Person:

  •
  existing at the time such Person becomes a Restricted Subsidiary or assumed by Nextel Partners or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and

  •
  secured by a Lien encumbering any asset of such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to section 6 of the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of the covenant described under "—Covenants—Transactions with Affiliates" only, "affiliate" shall be deemed to include, any Person owning, directly or indirectly, (i) 10% or more of the outstanding Common Stock of Nextel Partners or (ii) securities having 10% or more of the total voting power of the Voting Stock of Nextel Partners. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No individual shall be deemed to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

        "Annualized Operating Cash Flow" means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

        "Asset Sale" means:

  •
  the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory and obsolete equipment in the ordinary course of business (provided that the sale, conveyance or other disposition of all or

  •
  substantially all of the assets of Nextel Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Covenants—Change of Control" and/or the provisions described above under the caption "—Covenants—Merger, Sale of Assets, Etc." and not by the provisions of the Asset Sale covenant), and

  •
  the issue or sale by Nextel Partners or its Restricted Subsidiaries of Capital Stock of any of Nextel Partners' Subsidiaries;

provided in each case, the transaction or a series of related transactions has a fair market value in excess of $5.0 million or net proceeds in excess of $5.0 million.

        The following items shall not be deemed to be Asset Sales:

  •
  a transfer of assets by Nextel Partners to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

  •
  an issuance of Capital Stock by a Wholly Owned Restricted Subsidiary to Nextel Partners or to another Wholly Owned Restricted Subsidiary,

  •
  a Restricted Payment that is permitted by the covenant described under "—Covenants—Limitation on Restricted Payments,"

  •
  Permitted Joint Ventures and

  •
  any License Exchange.

        "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing:

  •
  the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and the amount of such principal payment by

  •
  the sum of all such principal payments.

        "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, provided that a person shall not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Nextel Partners to have been duly adopted by its Board of Directors (unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors) and to be in full force and effect on the date of such certification and delivered to the trustee.

        "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with generally accepted accounting principles and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of stock of, or other ownership interests in, such Person.

        "Change of Control" means the occurrence of any of the following events:

          (1)   any person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of Nextel Partners; provided that no Change of Control shall be deemed to occur pursuant to this clause (1) if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (2)   Nextel Partners consolidates with, or merges with or into, another Person other than a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates with, or merges with or into, Nextel Partners, in any such event pursuant to a transaction in which the outstanding Voting Stock of Nextel Partners is converted into or exchanged for cash, securities or other property, other than any such transaction where:

            (a)   the outstanding Voting Stock of Nextel Partners is converted into or exchanged for:

              (A)  Voting Stock (other than Redeemable Stock) of the surviving or transferee Person or

              (B)  cash, securities and other property in an amount which could be paid by Nextel Partners as a Restricted Payment under the indenture, and

            (b)   immediately after such transaction no person or group of persons (as such term is used in Section 13(d)(3) of the Exchange Act and the regulations thereunder) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the surviving or transferee Person; provided that no Change of Control shall be deemed to occur pursuant to this clause (2) if the surviving or transferee Person or the person referred to in clause (2)(b) is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

          (3)   during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors together with:

            (a)   any directors who are members of the Board of Directors on the Closing Date,

            (b)   any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Nextel Partners was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, and

            (c)   any new directors appointed or selected by a Permitted Holder, whether pursuant to a transaction of a type described in either of the preceding paragraphs (a) and (b), pursuant to a contractual right or pursuant to a right granted under Nextel Partners' certificate of incorporation or by-laws) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (4)   the adoption of a plan relating to the liquidation or dissolution of Nextel Partners.

        Any event that would constitute a Change of Control pursuant to clause (1) or (2) above but for the exceptions thereto shall not be deemed to be a Change of Control until such time (if any) as the conditions described in such exceptions cease to have been met.

        "Closing Date" means May 19, 2004, the date on which the notes will be first issued under the indenture.

        "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel Partners for that purpose.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

        "Committed Capital Contribution" means the irrevocable cash commitments pursuant to those certain subscription and contribution agreements by and among Nextel Partners, Nextel WIP Corp., Motorola and the Cash Equity Investors (as defined therein), as in effect on the date of the indenture.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Debt" means the aggregate amount of Debt of Nextel Partners and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

        "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of Nextel Partners for the most recently completed fiscal quarter of Nextel Partners for which financial statements are available.

        "Consolidated Interest Expense" of any Person means, for any period:

  •
  the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals),

  •
  the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with generally accepted accounting principles,

  •
  all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

  •
  the product of:

  •
  all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of Nextel Partners (other than Redeemable Stock) or to Nextel Partners or its Restricted Subsidiary, times

  •
  a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis in accordance with generally accepted accounting principles.

        "Consolidated Net Income" and "Consolidated Net Loss" mean, for any period, the net income or net loss, as the case may be, of Nextel Partners and its Restricted Subsidiaries for such period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles, adjusted, to the extent included in calculating such net income or net loss, as the case may be, by excluding without duplication:

  •
  any after-tax gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business,

  •
  any after-tax gains resulting from the write-up of assets and any loss resulting from the write-down of assets,

  •
  any after-tax gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt),

  •
  any foreign exchange gain or loss,

  •
  all payments in respect of dividends on shares of Preferred Capital Stock of Nextel Partners,

  •
  any other extraordinary, non-recurring or unusual items incurred by Nextel Partners or any Restricted Subsidiary,

  •
  the net income (or loss) of any Person acquired by Nextel Partners or any Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

  •
  all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Nextel Partners using the equity method of accounting, and

  •
  the net income (but not net loss) of any Restricted Subsidiary which is subject to any judgment, decree, order or governmental regulation which prevent the payment of dividends or the making of distributions to Nextel Partners but only to the extent of such restrictions.

        "Consolidated Net Income (Loss)" means, for any period, Nextel Partners' Consolidated Net Income or Consolidated Net Loss for such period, as applicable.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to Nextel Partners, no effect shall be given to adjustments following the Closing Date to the accounting books and records of Nextel Partners in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Nextel Partners by another Person.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Nextel Partners, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Nextel Partners in accordance with generally accepted accounting principles; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Nextel Partners or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Credit Facility" means any credit facility (whether a term or revolving type or both, including the New Credit Facility) or letter of credit facility of the type customarily entered into with banks or any Hedging Agreement (as defined), between Nextel Partners and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders or affiliates thereof, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by Nextel Partners as a "Credit Facility" for purposes of the indenture, and shall include all such credit facilities in existence on the Closing Date whether or not so designated.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1)   every obligation of such Person for money borrowed, including without limitation, in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses relating thereto,

          (2)   every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3)   every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4)   every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5)   every Capital Lease Obligation of such Person,

          (6)   the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination plus accrued but unpaid dividends,

          (7)   every obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, "Hedging Agreements"), and

          (8)   every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise.

        The amount of Debt of any Person issued with original issue discount is the face amount of such Debt less the unamortized portion of the original issue discount of such Debt at the time of its issuance as determined in conformity with generally accepted accounting principles, and money borrowed at the time of the Incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall be deemed not to be "Debt." The amount of Debt represented by an obligation under an agreement referred to in clause (7) shall be equal to:

  •
  zero if such obligation has been Incurred under clause (5)(b) of the definition of Permitted Debt and the notional amount of such obligation if it is not so incurred.

        "Default" means an event that is, or after notice or passage of time, or both, would be, an Event of Default.

        "Default Amount" means, in respect of any note 100% of the principal amount payable in respect of the note at the Stated Maturity thereof.

        "Directed Investment" by Nextel Partners or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by Nextel Partners from the issuance and sale (other than to a Restricted Subsidiary) on or after February 24, 2000 of shares of its Capital Stock (other than any of the Preferred Stock), or any options, warrants or other rights to purchase such Capital Stock (other than any of the Preferred Stock) designated by Nextel Partners' Board of Directors as a "Directed Investment" to be used for one or more specified investments in the telecommunications business (including related activities and services) and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed fifty percent (50%) of the aggregate amount of such cash or property received by Nextel Partners on or after the daft of the indenture from any such issuance and sale or capital contribution; and provided further that any proceeds from any such issuance or sale may not be used for such an Investment if such proceeds were, prior to being designated for use as a Directed Investment, used to make a Restricted Payment.

        "Disinterested Director" means, with respect to any proposed transaction between Nextel Partners and an Affiliate thereof, a member of Nextel Partners' Board of Directors who is not an officer or employee of Nextel Partners, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of Nextel Partners.

        "Exchange Notes" means the new notes of Nextel Partners that may be exchanged for the notes pursuant to a registration rights agreement.

        "Fair Market Value" means, for purposes of clause (1) of the "Limitation on Consolidated Debt" covenant, the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by Nextel Partners' Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, provided that:

  •
  the Fair Market Value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

  •
  in the event the aggregate Fair Market Value of any other property received by Nextel Partners exceeds $10 million, the Fair Market Value of such property shall be determined in good faith by

    Nextel Partners' Board of Directors, including a majority of the Disinterested Directors who are then members of such Board of Directors, which determination shall be conclusive if evidenced by a Board Resolution.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person to:

  •
  purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of any security for the payment of such Debt,

  •
  purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

  •
  maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of Nextel Partners shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

        "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person or the designation of a Subsidiary as an Unrestricted Subsidiary; provided that a transaction will not be an Investment to the extent it involves:

  •
  the issuance or sale by Nextel Partners of its Capital Stock (other than Redeemable Stock), including options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock),

  •
  a transfer, assignment or contribution by Nextel Partners of shares of Capital Stock (or any options, warrants or rights to acquire Capital Stock), or all or substantially all of the assets of, any Unrestricted Subsidiary of Nextel Partners to another Unrestricted Subsidiary of Nextel Partners, or

  •
  extensions of trade credit by Nextel Partners and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business and consistent with their normal practice.

        "Investment Grade" means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody's.

        "Itemized Executive" means any of the following individuals: (i) John Chapple; (ii) John Thompson; (iii) David Aas; (iv) Perry Satterlee; (v) Mark Fanning; and (vi) Barry Rowan.

        "License Exchange" means:

  •
  any exchange of Licenses between Nextel Partners and Nextel or any Affiliates of Nextel which Nextel Partners' Board of Directors determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $100.0 million, or

  •
  any transaction pursuant to which Nextel Partners transfers certain of its Licenses to Nextel or any Affiliates of Nextel in exchange for Licenses from a third party, the purchase price for which was funded by Nextel or any Affiliates of Nextel; provided, however, that the aggregate value of all such Licenses exchanged pursuant to this clause shall not exceed $100.0 million.

        "Licenses" means SMR licenses granted by the FCC that entitle the holder to use the radio channels covered thereby, subject to compliance with FCC rules and regulations, in connection with the SMR business.

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Marketable Securities" means:

          (1)   securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year;

          (2)   time deposits and certificates of deposit, having maturities of not more than six months from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having outstanding long-term debt rated A or better (or the equivalent thereof) by S&P or Aaa or better (or the equivalent thereof), by Moody's;

          (3)   commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's, and in each case maturing within one year;

          (4)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above; and

          (5)   investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4).

        "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by Nextel Partners by a written notice given to the trustee.

        "Net Proceeds" means the aggregate cash proceeds received by Nextel Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

  •
  the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, appraisal, investment banking fees, and sales and brokerage commissions),

  •
  any relocation expenses incurred as a result thereof,

  •
  taxes paid or payable as a result thereof,

  •
  amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale,

  •
  amounts required to be paid in order to obtain a necessary consent to such Asset Sale,

  •
  distributions made to minority interest holders, based on their pro rata ownership, in Subsidiaries or Permitted Joint Ventures of such Person as a result of an Asset Sale by such Subsidiaries or Permitted Joint Ventures, and

  •
  appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets that are the subject thereof, as the case may be, after such Asset Sale, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case, as conclusively determined by the board of directors of such Person.

        "New Credit Facility" means that certain credit agreement, dated as of December 19, 2003 by and among a subsidiary of Nextel Partners and a syndicate of banks and other financial institutions led by J.P. Morgan Securities Inc., as joint lead arranger, Morgan Stanley Senior Funding, Inc., as joint lead arranger and syndication agent, and JPMorgan Chase Bank, as administrative agent, governing a $375.0 million term loan facility, $100.0 million revolving credit facility, optional $200.0 million incremental term loan facility, and Hedging Agreements with Persons that were lenders under the New Credit Facility (or were affiliates of such lenders) at the time such Hedging Agreements were entered into, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement, Hedging Agreements and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof.

        "Offer to Purchase" means a written offer (the "Offer") sent by Nextel Partners by first class mail, postage prepaid, to each holder at the address appearing in the security register maintained by the trustee (the "Security Register") on the date of the Offer offering to purchase the notes at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 45 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. Nextel Partners will notify the trustee at least 15 days (or such shorter period as is acceptable to the trustee), prior to the mailing of the Offer of Nextel Partners' obligation to make an Offer to Purchase, and the Offer will be mailed by Nextel Partners or, at Nextel Partners' request, by the trustee, in the name and at the expense of Nextel Partners. The Offer will contain information concerning the business of Nextel Partners and its Subsidiaries which, at a minimum, will include:

          (1)   the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer),

          (2)   a description of material developments in Nextel Partners' business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Nextel Partners to make the Offer to Purchase),

          (3)   if required under applicable law, pro forma financial information concerning, among other things, the Offer to Purchase and the events requiring Nextel Partners to make the Offer to Purchase and

          (4)   any other information required by applicable law to be included therein.

        The Offer will contain all instructions and materials necessary to enable such holders to tender their notes pursuant to the Offer to Purchase.

        The Offer shall also state:

  •
  the section of the indenture pursuant to which the Offer to Purchase is being made;

  •
  the Expiration Date and the Purchase Date;

  •
  the aggregate principal amount of the outstanding notes offered to be purchased by Nextel Partners pursuant to the Offer to Purchase (the "Purchase Amount");

  •
  the purchase price to be paid by Nextel Partners for each $1,000 principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

  •
  that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of notes tendered must be tendered in an integral multiple of $1,000 of principal amount;

  •
  the place or places where the notes are to be surrendered for tender pursuant to the Offer to Purchase;

  •
  that interest, if any, on any notes not tendered or tendered but not purchased by Nextel Partners pursuant to the Offer to Purchase will continue to accrue;

  •
  that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase;

  •
  that each holder electing to tender notes pursuant to the Offer to Purchase will be required to surrender such notes at the place or places Nextel Partners or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Nextel Partners and the trustee duly executed by the holder thereof or his attorney duly authorized in writing);

  •
  that holders will be entitled to withdraw all or any portion of the notes tendered if Nextel Partners (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes the holder tendered, the certificate number of the notes the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  •
  that Nextel Partners will purchase all such notes duly tendered and not withdrawn pursuant to the Offer to Purchase; and

  •
  that in the case of any holder whose notes are purchased only in part, Nextel Partners will execute, and the trustee will authenticate and deliver to the holder of such notes without service charge, new notes of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the notes so tendered.

        Any Offer to Purchase will be governed by and effected in accordance with the Offer for such Offer to Purchase.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of Nextel Partners, and delivered to the trustee.

        "Operating Cash Flow" means, for any fiscal quarter:

  •
  Nextel Partners' Consolidated Net Income (Loss) plus depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, plus

  •
  all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a Consolidated basis in accordance with generally accepted accounting principles. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio:

              (A)  any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

              (B)  any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter, and

              (C)  if Nextel Partners or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed (including through termination or discontinuance of activities constituting such operating business) of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter and may give effect to projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Regulation S-X of the Securities Act and evidenced by:

                 (x)  in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the trustee, and

                 (y)  in the case of cost reductions of $10.0 million or more, a resolution of Nextel Partners' Board of Directors set forth in an Officers' Certificate delivered to the trustee.

        "Paying Agent" means any Person authorized by Nextel Partners to pay the principal of (and premium, if any) or interest on any notes on behalf of Nextel Partners.

        "Permitted Debt" means:

          (1)   any Debt (including Guarantees thereof) outstanding on the Closing Date (including the notes originally issued on the Closing Date) and any accretion of original issue discount and accrual of interest with respect to such Debt;

          (2)   any additional Debt outstanding under a Credit Facility in aggregate principal amount at any one time outstanding under this clause not to exceed $475.0 million in the aggregate for all such credit facilities, less permanent repayments of Debt under such Credit Facilities made by Nextel Partners or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption "Asset Sales":

          (3)   any Vendor Financing Debt in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

          (4)   Debt to Nextel Partners or to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to Nextel Partners or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause;

          (5)   Debt:

            (a)   in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business,

            (b)   under foreign currency hedge, foreign currency exchange, interest rate swap or similar agreements; provided that such agreements:

              (A)  are designed solely to protect Nextel Partners or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

              (B)  do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

            (c)   arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel Partners or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Nextel Partners or any Restricted Subsidiary in connection with such disposition;

          (6)   renewals, refundings or extensions of any Debt referred to in clause (1) or (3) above or (8) below or Incurred pursuant to clause (2) under the caption "Limitation on Consolidated Debt" and any renewals, refundings or extensions thereof, plus:

            (a)   the amount of any premium reasonably determined by Nextel Partners as necessary to accomplish such renewal, refunding or extension and

            (b)   such other fees and expenses of Nextel Partners reasonably incurred in connection with the renewal, refunding or extension, provided that such renewal, refunding or extension shall constitute Permitted Debt only:

              (A)  to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by paragraphs (a) or (b) above), and

              (B)  to the extent such renewed, refunded or extended Debt does not have a mandatory redemption date prior to the mandatory redemption date of the Debt being renewed, refunded or extended or have an Average Life shorter than the remaining Average Life of the Debt being renewed, refunded or extended;

          (7)   Debt payable solely in, or mandatorily convertible into, Capital Stock (other than Redeemable Stock) of Nextel Partners;

          (8)   all new notes issued pursuant to the terms of the registration rights agreement for the notes;

          (9)   Debt (in addition to Debt permitted under clauses (1) through (8) above) in an aggregate principal amount outstanding at any time not to exceed $50.0 million.

        In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness specified in the above clauses (1) through (9), Nextel Partners shall have the right, at any time in its sole discretion, to classify such item as one of the types and shall only be required to include such item under the clause permitting such Indebtedness as so classified.

        "Permitted Distribution" of a Person means:

  •
  the exchange by such Person of Capital Stock (other than Redeemable Stock) for outstanding Capital Stock; and

  •
  the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Nextel Partners that is subordinate in right of payment to the notes, in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, either:

            (a)   Capital Stock of Nextel Partners (other than Redeemable Stock) or

            (b)   Debt of Nextel Partners that is subordinate in right of payment to the notes on subordination terms no less favorable to the holders of the notes in their capacities as such than the subordination terms (or other arrangement) applicable to the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value, provided that, such new Debt does not mature prior to the Stated Maturity or have a mandatory redemption date prior to the mandatory redemption date of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value or have an Average Life shorter than the remaining Average Life of the Debt being redeemed, repurchased, defeased or otherwise acquired or retired for value.

        "Permitted Holder" means each of:

          (1)   Nextel Communications, and any entity or entities controlled by, directly or indirectly, Nextel Communications,

          (2)   Craig O. McCaw and any entity or entities

              (A)  controlled, directly or indirectly, by Craig O. McCaw or the estate of Craig O. McCaw and

              (B)  a majority of the equity interest of which are owned, directly or indirectly, by Craig O. McCaw and his family, his brothers and estates of, or trusts for the primary benefit of, the foregoing persons,

          (3)   Motorola, Inc., and

          (4)   any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clauses (1) through (3) of this definition.

        "Permitted Investment" means any Investment in Marketable Securities or a Permitted Joint Venture.

        "Permitted Joint Venture" means any joint venture entered into by Nextel Partners or any of its Restricted Subsidiaries with a third party:

  •
  for the purpose of financing the acquisition or lease of telecommunications towers for use in the Nextel Partners' markets; provided that the aggregate value of all assets contributed by Nextel Partners or any of its Restricted Subsidiaries to any joint venture pursuant to this clause shall not exceed $15.0 million (as determined in good faith by Nextel Partners' Board of Directors) or

  •
  in which Nextel Partners or any of its Restricted Subsidiaries: is responsible for the managerial control of such joint venture and owns at least 40% of the outstanding Capital Stock of such joint venture; provided that such joint venture, together with all other Permitted Joint Ventures described in this clause, does not cover or service more than 10% of the POPs (computed by including only a percentage of the total POPs equal to Nextel Partners' percentage ownership in that joint venture) covered by Nextel Partners at the date of determination (as determined in good faith by the board of directors).

        "Permitted Liens" means:

           (1)  Liens securing Debt or other monetary obligations under a Credit Facility to the extent the principal amount of such obligations was permitted by the terms of the indenture to be Incurred;

           (2)  Liens in favor of Nextel Partners or a Wholly Owned Restricted Subsidiary;

           (3)  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nextel Partners or any Subsidiary of Nextel Partners; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nextel Partners;

           (4)  Liens on property existing at the time of acquisition thereof by Nextel Partners or any Subsidiary of Nextel Partners, provided that such Liens were in existence prior to the contemplation of such acquisition;

           (5)  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

           (6)  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the definition of "Permitted Debt";

           (7)  Liens existing on the date of the indenture;

           (8)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required to be in conformity with generally accepted accounting principles shall have been made therefor;

           (9)  Liens (including zoning restrictions, servitudes, easements and rights-of-way) incurred in the ordinary course of business of Nextel Partners or any Subsidiary that:

            (a)   are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

            (b)   do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Nextel Partners or such Subsidiary;

         (10)  Liens of a lessor under a lease (other than a capitalized lease);

         (11)  Liens not otherwise permitted by the foregoing clauses (1) through (7) securing Debt in an aggregate amount not to exceed 5% of Nextel Partners' consolidated tangible assets; and

         (12)  Liens to secure Debt incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (3), (4), (5) or this clause (12) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of Debt so secured is not increased except as otherwise permitted by the indenture.

        "Permitted Transaction" means:

  •
  any transaction pursuant to written agreements existing on the Closing Date and described in or incorporated by reference into this prospectus,

  •
  any transaction or transactions with any vendor or vendors (other than Motorola) of property or materials used in the telecommunications business (including related activities and services) of Nextel Partners or any Restricted Subsidiary, provided such transactions are in the ordinary course of business and such vendor does not beneficially own more than 10% of the voting power of the Voting Stock of Nextel Partners,

  •
  any amendment, modification or other change to the purchase agreement between Nextel Partners and Motorola, dated as of January 29, 1999 and as amended on September 9, 1999, or any other similar agreement with Motorola that has been approved by a majority of the Disinterested Directors of Nextel Partners,

  •
  agreements and transactions contemplated by the joint venture agreement entered into by and among Nextel Partners and Nextel and their respective Subsidiaries as of January 29, 1999, as amended,

  •
  any License Exchange, and

  •
  any issuance of equity by Nextel Partners (other than Redeemable Stock).

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "POP" means the population equivalents as estimated by Nextel Partners by extrapolation from the 1990 or 2000 U.S. Census and other publicly available information.

        "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Preferred Stock" means Nextel Partners' Series B redeemable preferred stock.

        "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms or otherwise is:

          (1)   required to be redeemed prior to the Stated Maturity of the notes,

          (2)   redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the notes, or

          (3)   convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant described herein and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Nextel Partners' repurchase of such notes as are required to be repurchased pursuant to the covenant described under the caption "Change of Control."

        "Required Consent" means except as otherwise expressly provided in the indenture with respect to matters requiring the consent of each holder of notes affected thereby, the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the notes.

        "Restricted Subsidiary" means any Subsidiary of Nextel Partners, whether existing on the Closing Date or created subsequent thereto, designated from time to time by the Board of Director as (or otherwise deemed to be) a "Restricted Subsidiary" in accordance with the covenant described under the caption "Restricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto will not have been transferred to any successor Person, then "S&P" will mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that will have been designated by Nextel Partners by a written notice given to the trustee.

        "Specialized Mobile Radio" or "SMR" means a mobile radio communications system.

        "Stated Maturity," when used with respect to any Debt security or any installment of interest thereon, means the date specified in such Debt security as the fixed date on which the principal of such Debt security or such installment of interest is due and payable.

        "Subsidiary" of any Person means:

  •
  a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

  •
  any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Total Common Equity" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Change of Control"), the product of:

          (1)   the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and

          (2)   the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

        If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by Nextel Partners' Board of Directors in good faith and evidenced by a Board Resolution.

        "Total Invested Capital" means at any time of determination, the sum of, without duplication:

  •
  the total amount of equity contributed to Nextel Partners as of January 29, 1999 (being $183.2 million), plus

  •
  the aggregate net cash proceeds received by Nextel Partners from capital contributions or the issuance or sale of Capital Stock (other than Redeemable Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock)), including cash payments under the Committed Capital Contribution, subsequent to January 29, 1999, other than to a Restricted Subsidiary, plus

  •
  the aggregate net cash proceeds received by Nextel Partners or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after January 29, 1999 and constituting a Restricted Payment in an amount equal to the lesser of: the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

  •
  an amount equal to the Consolidated net Investment (as of the date of determination) Nextel Partners and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after January 29, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries," plus

  •
  Consolidated Debt, minus

  •
  the aggregate amount of all Restricted Payments declared or made on or after January 29, 1999.

        "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

        "Trustee" means the trustee under the indenture.

        "U.S. Government Obligation" means:

  •
  any security which is: a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

  •
  any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

        "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the covenant described above under the caption "Restricted Subsidiaries."

        "Vendor Financing Debt" means any Debt owed to:

  •
  a vendor or supplier of any property or materials used by Nextel Partners or its Restricted Subsidiaries in their telecommunications business,

  •
  any Affiliate of such a vendor or supplier,

  •
  any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or

  •
  a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of: the purchase price of such property or materials (including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials), the cost of design, development, site acquisition and construction, any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier.

        "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        "Wholly Owned Restricted Subsidiary" of Nextel Partners means a Restricted Subsidiary all of the outstanding Capital Stock of which (other than directors' qualifying shares) is at the time owned by Nextel Partners or by one or more Wholly Owned Restricted Subsidiaries of Nextel Partners or by Nextel Partners and one or more Wholly Owned Restricted Subsidiaries of Nextel Partners.

Events of Default

        The following will be Events of Default under the indenture:

          (1)   failure to pay principal of (or premium, if any, on) any notes when due;

          (2)   failure to pay any interest on any notes when due, continued for 30 days;

          (3)   default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants—Change of Control" when due and payable, or failure to make an Offer to Purchase as required thereunder;

          (4)   failure to perform or comply with the provisions described under "Covenants—Merger, Sales of Assets, Etc.";

          (5)   failure to perform any other covenant or agreement of Nextel Partners under the indenture or the notes continued for 60 days after written notice to Nextel Partners by the trustee or holders of at least 25%, in aggregate principal amount of the outstanding notes;

          (6)   failure to pay when due the principal of, or acceleration of, any Debt of Nextel Partners or any Restricted Subsidiary having an outstanding principal amount of at least $25 million, individually or in the aggregate;

          (7)   the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against Nextel Partners or any Restricted Subsidiary in an aggregate amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

          (8)   certain events of bankruptcy, insolvency or reorganization affecting Nextel Partners or any Restricted Subsidiary.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be in conflict with any rule of law or with the indenture.

        If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may accelerate the maturity of all notes by a notice in writing to Nextel Partners; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (8) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see "Modification and Waiver."

        No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless also the holders of a majority in aggregate principal amount of the outstanding notes have made written request, and offered satisfactory indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

        The indenture provides that if a Default occurs and is continuing, generally the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided, however, that in the case of any default of a character specified in clause (5) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof.

        Nextel Partners will be required to furnish to the trustee annually a statement as to the performance by Nextel Partners of certain of its obligations under the indenture and Nextel Partners is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

        Payments of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Satisfaction and Discharge of the Indenture

        If:

            (a)   Nextel Partners will have paid or caused to be paid the principal of and premium, if any, and interest on the notes as and when the same will have become due and payable or all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation.

            (b)   Nextel Partners has paid all other sums payable by it under the indenture; and

            (c)   Nextel Partners has delivered an officers' certificate and opinion of counsel stating that all conditions have been met,

  the indenture will cease to be of further effect as to all outstanding notes except as to:

              (1)   rights of registration of transfer and exchange and Nextel Partners' right of optional redemption,

              (2)   substitution of apparently mutilated, defaced, destroyed, lost or stolen notes,

              (3)   rights of holders to receive payment of principal of and premium, if any, and interest on the notes,

              (4)   rights, obligations and immunities of the trustee under the indenture, and

              (5)   rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the trustee payable to all or any of them).

Defeasance

        The indenture will provide that, at the option of Nextel Partners:

          (1)   if applicable, Nextel Partners will be discharged from any and all obligations in respect of the outstanding notes or

          (2)   if applicable, Nextel Partners may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indenture and the notes, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of each installment of interest, if any, on the outstanding notes. With respect to clause (2), the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect.

        Such trust may only be established if, among other things:

            (a)   with respect to clause (1), Nextel Partners has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the notes will not recognize gain or loss for

    Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; or, with respect to clause (2), Nextel Partners has delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur;

            (b)   no Default or Event of Default will have occurred or be continuing;

            (c)   the deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

            (d)   certain other customary conditions precedent are satisfied.

Modification and Waiver

        Modifications and amendments of the indenture may be made by Nextel Partners and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  change the due date of the principal of, or any installment of interest on, any note;

  •
  reduce the principal amount of, or the premium or interest on, any note;

  •
  reduce the Default Amount that would be due and payable on acceleration of the notes;

  •
  change the place or currency of payment of principal of, or premium or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  waive a default in the payment of, or the premium or interest on, any note;

  •
  reduce the above stated percentage of outstanding notes necessary to modify or amend the indenture;

  •
  reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indenture in a manner materially adverse to the holders of the notes.

        Notwithstanding the foregoing, without the consent of any holder of notes, Nextel Partners and the trustee may amend or supplement the indenture or the notes:

  •
  to cure any ambiguity, defect or inconsistency,

  •
  to provide for the assumption of Nextel Partners' obligations to holders of notes in the case of a merger or consolidation,

  •
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture,

  •
  to make any change that would provide any additional rights or benefits to holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or

  •
  to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

        The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by Nextel Partners with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Nextel Partners, as such, will have any liability for any obligations of Nextel Partners under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the vices of the commission that such waiver is against public policy.

Governing Law

        The indenture and the notes are governed by the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act, incorporated by reference in the indenture, contain limitations on the rights of the trustee, should it become a creditor of Nextel Partners, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Nextel Partners or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The notes were also offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, the notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes were issued at the closing against payment in immediately available funds.

        Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering and the closing of the offering (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes were to be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that took delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Transfer Restrictions." Regulation S Notes will also bear the legend as described under "Transfer Restrictions." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nextel Partners takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Nextel Partners that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Nextel Partners that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Nextel Partners and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nextel Partners, the trustee nor any agent of Nextel Partners or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Nextel Partners that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Nextel Partners. Neither Nextel Partners nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Nextel Partners and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions," transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised Nextel Partners that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Nextel Partners nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies Nextel Partners that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Nextel Partners fails to appoint a successor depositary;

          (2)   Nextel Partners, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Transfer Restrictions."

Exchanges Between Regulation S Notes and Rule 144A Notes

        Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note could have been exchanged for beneficial interests in the Rule 144A Global Note only if:

          (1)   such exchange occurred in connection with a transfer of the notes pursuant to Rule 144A; and

          (2)   the transferor first delivered to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

            (a)   who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

            (b)   purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

            (c)   in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

        Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

        Nextel Partners will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Nextel Partners will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Nextel Partners expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Nextel Partners that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

DESCRIPTION OF OTHER INDEBTEDNESS

11% Senior Notes Due 2010

        On March 10, 2000, we issued $200.0 million of 11% senior notes due 2010, and on July 27, 2000, we issued an additional $200.0 million of 11% senior notes due 2010, each in a private placement. We subsequently exchanged all of the March 2000 and July 2000 notes for registered notes having the same financial terms and covenants as the privately placed notes. In November 2002 we exchanged $10.0 million (principal amount at maturity) of the notes for shares of our Class A common stock. During August 2003, we repurchased approximately $22.6 million (principal amount at maturity) of the 11% senior notes due 2010 for cash in open-market purchases. On March 19, 2004 and March 29, 2004, we repurchased approximately $8.5 million (principal amount at maturity) and $2.0 million (principal amount at maturity), respectively, of our 11% senior notes due 2010 for cash in open-market purchases.

        On April 28, 2004, we commenced a tender offer and consent solicitation relating to all of our outstanding 11% senior notes due 2010. The tender offer expired May 25, 2004 and we received the consents necessary to amend the indentures governing the 11% senior notes due 2010 to eliminate substantially all restrictive covenants and certain event of default provisions. As of June 30, 2004 we had purchased approximately $355.8 million (principal amount at maturity) of our 11% senior notes due 2010 for $406.6 million including accrued interest. This transaction resulted in a loss of approximately $43.8 million for the three months ended June 30, 2004 for the premium paid to retire the debt early. The tender offer was funded through a combination of proceeds from a private placement of $25.0 million aggregate principal amount of 8 1/8% senior notes due 2011, refinancing our wholly owned subsidiary's existing $375.0 million tranche B term loan with a new $700.0 million tranche C term loan and available cash.

        The 11% senior notes due 2010:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on March 15, 2010; and

  •
  bear interest at the rate of 11% per annum, which interest is payable semi-annually in cash in arrears on March 15 and September 15 of each year, and commenced on September 15, 2000.

        We may redeem any of the 11% senior notes due 2010 at any time on or after March 15, 2005, in whole or in part. If we choose this optional redemption, we are required to redeem the 11% senior notes due 2010 at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on March 15 of each of the years set forth below:

Year	Percentage
2005	105.500%
2006	103.667%
2007	101.833%
2008 and thereafter	100.000%

        From time to time in the future, we or our subsidiaries may acquire any 11% senior notes due 2010 that are not tendered and purchased pursuant to the tender offer (through redemption, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration.

        In the event of a change of control as defined in the indenture relating to the 11% senior notes due 2010, each holder of 11% senior notes due 2010 will have the right to require us to repurchase all or part of such holder's 11% senior notes due 2010 at a price equal to 101% of the aggregate principal amount of the 11% senior notes due 2010 repurchased, plus accrued and unpaid interest and liquidated damages, if any, on the 11% senior notes due 2010 repurchased to the date of purchase.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the 11% senior notes due 2010 may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding 11% senior notes due 2010 will automatically become immediately due and payable.

12 1/2% Senior Discount Notes Due 2009

        In December 2001, we issued $225.0 million aggregate principal amount at maturity 12 1/2% senior discount notes due 2009 in a private placement. The 12 1/2% senior discount notes due 2009 were issued at a discount to their aggregate principal amount at maturity and generated aggregate gross proceeds to us of approximately $210.4 million. We subsequently exchanged all of the 12 1/2% senior discount notes due 2009 for registered notes having the same financial terms and covenants as the privately placed notes. During August 2003, we purchased approximately $11.1 million (principal amount at maturity) of the 12 1/2% senior discount notes due 2009 for cash in open-market purchases. As of June 30, 2004, the accreted value of the outstanding 12 1/2% senior discount notes due 2009 was approximately $138.8 million.

        The 12 1/2% senior discount notes due 2009:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on November 15, 2009; and

  •
  bear interest at the rate of 12 1/2% per annum, which interest is payable semi-annually in cash in arrears on November 15 and May 15 of each year, and commenced on May 15, 2002.

        We may redeem any of the 12 1/2% senior discount notes due 2009 at any time on or after November 15, 2005, in whole or in part. If we choose this optional redemption, we are required to redeem the 12 1/2% senior discount notes due 2009 at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on March 15 of the years set forth below:

Year	Percentage
2005	106.250%
2006	103.125%
2007 and thereafter	100.000%

        In the indenture relating to the 12 1/2% senior discount notes due 2009, we agreed to certain restrictions that limit our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends, acquire our shares, make certain investments or redeem outstanding debt which is subordinate in right of payment to the 12 1/2% senior discount notes due 2009;

  •
  designate unrestricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  engage in any business other than telecommunications;

  •
  create liens;

  •
  pay dividends, make loans or advances to us or our subsidiaries or transfer any of our property or assets to us or our subsidiaries;

  •
  issue or sell shares of capital stock of our subsidiaries; and

  •
  sell assets.

        In addition, in the event of a change of control as defined in the indenture relating to the 12 1/2% senior discount notes due 2009, each holder of 12 1/2% senior discount notes due 2009 will have the right to require us to repurchase all or part of such holder's 12 1/2% senior discount notes due 2009 at a price equal to 101% of the aggregate principal amount of the 12 1/2% senior discount notes due 2009 repurchased, plus accrued and unpaid interest and liquidated damages, if any, on the 12 1/2% notes repurchased to the date of repurchase.

        Events of default under the indenture relating to the 12 1/2% senior discount notes due 2009 include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on any 12 1/2% senior discount note due 2009 when due;

  •
  the failure to pay any interest on any 12 1/2% senior discount note due 2009 when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on any 12 1/2% senior discount note due 2009 required to be purchased pursuant to a change of control;

  •
  the failure to perform or comply with the covenants in the indenture relating to a merger or sale of assets;

  •
  the failure to perform any other covenant or agreement under the indenture, such failure continuing for 60 days after written notice;

  •
  the failure to pay when due the principal of, or the acceleration of, any debt having an outstanding principal amount of at least $25.0 million, individually or in the aggregate;

  •
  the rendering of a final judgment for the payment of money in an aggregate amount in excess of $25.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the 12 1/2% senior discount notes due 2009 may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding 12 1/2% senior discount notes due 2009 will automatically become immediately due and payable.

1 1/2% Convertible Senior Notes Due 2008 (May and June 2003)

        In May and June 2003, we issued an aggregate principal amount of $175.0 million of 1 1/2% convertible senior notes due 2008 in private placements. The 1 1/2% convertible senior notes due 2008 are convertible into shares of our Class A common stock at a conversion rate of 131.9087 shares per $1,000 principal amount of notes, or $7.58 per share, subject to adjustment. We subsequently filed a registration statement with the SEC to register the resale of the 1 1/2% convertible senior notes due 2008 and the shares of our Class A common stock into which the 1 1/2% convertible senior notes due 2008 are convertible.

        The 1 1/2% convertible senior notes due 2008:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  are convertible into shares of our Class A common stock;

  •
  are not redeemable at our option prior to maturity;

  •
  will mature on November 15, 2008; and

  •
  bear interest at the rate of 1 1/2% per annum, which interest is to be paid semi-annually on May 15 and November 15 of each year, and commenced on November 15, 2003.

        In addition, in the event of a fundamental change as defined in the indenture relating to the 1 1/2% convertible senior notes due 2008, each holder of 1 1/2% convertible senior notes due 2008 will have the right to require us to repurchase all or part of such holder's 1 1/2% convertible senior notes due 2008 at a price equal to 100% of the aggregate principal amount of the 1 1/2% convertible senior notes due 2008 repurchased, plus accrued and unpaid interest on the 1 1/2% convertible senior notes due 2008 repurchased to the date of repurchase.

        Events of default under the indenture relating to the 1 1/2% convertible senior notes due 2008 include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on any 1 1/2% convertible senior note due 2008 when due at maturity, upon redemption or otherwise;

  •
  the failure to pay any interest and liquidated damages, if any, on the 1 1/2% convertible senior note due 2008 when due, such failure continuing for 30 days;

  •
  the failure in the payment of principal when due or default resulting in acceleration of any of our other indebtedness where the aggregate principal amount with respect to the default or acceleration exceeds $10.0 million, and the acceleration has not been rescinded within 30 days;

  •
  our failure to perform or observe any of our covenants or agreements in the indenture for 60 days after notice; or

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest on the outstanding notes to be immediately due and payable. If certain events of bankruptcy, insolvency or reorganization occur, the principal and accrued interest on the outstanding notes will automatically become immediately due and payable.

8 1/8% Senior Notes Due 2011

        On June 23, 2003, we issued $450.0 million of 8 1/8% senior notes due 2011 in a private placement. We subsequently exchanged all of the 8 1/8% senior notes due 2011 for registered notes having the same financial terms and covenants as the privately placed notes. The new notes offered hereby have been issued under a separate indenture than our outstanding 8 1/8% senior notes due 2011. As a result, the new notes offered hereby will not be fungible with our outstanding 8 1/8% senior notes due 2011. Consequently, the liquidity and trading prices of the new notes offered hereby may be adversely affected. See "Risk Factors—The new notes offered hereby have been issued under a separate indenture than, and will not be fungible with, our currently outstanding 8 1/8% senior notes due 2011."

        The 8 1/8% senior notes due 2011:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  will mature on July 1, 2011; and

  •
  bear interest at the rate of 8 1/8% per annum, which interest is payable semi-annually in cash in arrears on January 1 and July 1 of each year, and commenced on January 1, 2004.

        We may redeem any of the 8 1/8% senior notes due 2011 at any time on or after July 1, 2007, in whole or in part. If we choose this optional redemption, we are required to redeem the 8 1/8% senior notes due 2011 at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount in cash equal to all accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on July 1 of each of the years set forth below.

Year	Percentage
2007	104.063%
2008	102.031%
2009 and thereafter	100.000%

        In the indenture relating to the 8 1/8% senior notes due 2011, we agreed to certain restrictions that limit our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends, acquire our shares, make certain investments or redeem outstanding debt which is subordinate in right of payment to the 8 1/8% senior notes due 2011;

  •
  designate unrestricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  engage in any business other than telecommunications;

  •
  create liens;

  •
  pay dividends, make loans or advances to us or our subsidiaries or transfer any of our property or assets to us or our subsidiaries;

  •
  issue or sell shares of capital stock of our subsidiaries; and

  •
  sell assets.

        In addition, in the event of a change of control as defined in the indenture relating to the 8 1/8% senior notes due 2011, each holder of 8 1/8% senior notes due 2011 will have the right to require us to repurchase all or part of such holder's 8 1/8% senior notes due 2011 at a price equal to 101% of the aggregate principal amount of the 8 1/8% senior notes due 2011 repurchased, plus accrued and unpaid interest and additional interest, if any, on the 8 1/8% senior notes due 2011 repurchased to the date of purchase.

        Events of default under the indenture relating to the 8 1/8% senior notes due 2011 include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on any 8 1/8% senior note due 2011 when due;

  •
  the failure to pay any interest on any 8 1/8% senior note due 2011 when due, such failure continuing for 30 days;

  •
  the default in the payment of principal and interest on any 8 1/8% senior note due 2011 required to be purchased pursuant to a change of control;

  •
  the failure to perform or comply with the covenants in the indenture relating to a merger or sale of assets;

  •
  the failure to perform any other covenant or agreement under the indenture, such failure continuing for 60 days after written notice;

  •
  the failure to pay when due the principal of, or the acceleration of, any debt having an outstanding principal amount of at least $25.0 million, individually or in the aggregate;

  •
  the rendering of a final judgment for the payment of money in an aggregate amount in excess of $25.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal all such judgments has expired; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the maturity date of all of the 8 1/8% senior notes due 2011 may be accelerated. If a bankruptcy, insolvency or reorganization occurs, the outstanding 8 1/8% senior notes due 2011 will automatically become immediately due and payable.

1 1/2% Convertible Senior Notes Due 2008 (August 2003)

        On August 6, 2003, we issued an aggregate principal amount of $125.0 million of 1 1/2% convertible senior notes due 2008 in a private placement. The 1 1/2% convertible senior notes due 2008 are convertible into shares of our Class A common stock at a conversion rate of 78.3085 shares per $1,000 principal amount of notes, or $12.77 per share, subject to adjustment. We subsequently filed a registration statement with the SEC to register the resale of the 1 1/2% convertible senior notes due 2008 and the shares of our Class A common stock into which the 1 1/2% convertible senior notes due 2008 are convertible.

        The 1 1/2% convertible senior notes due 2008:

  •
  are subject to the provisions of an indenture;

  •
  are senior unsecured obligations of ours;

  •
  are convertible into shares of our Class A common stock;

  •
  are not redeemable at our option prior to maturity;

  •
  will mature on November 15, 2008; and

  •
  bear interest at the rate of 1 1/2% per annum, which interest is to be paid semi-annually on May 15 and November 15 of each year, and commenced on November 15, 2003.

        In addition, in the event of a fundamental change as defined in the indenture relating to the 1 1/2% convertible senior notes due 2008, each holder of 1 1/2% convertible senior notes due 2008 will have the right to require us to repurchase all or part of such holder's 1 1/2% convertible senior notes due 2008 at a price equal to 100% of the aggregate principal amount of the 1 1/2% convertible senior notes due 2008 repurchased, plus accrued and unpaid interest on the 1 1/2% convertible senior notes due 2008 repurchased to the date of repurchase.

        Events of default under the indenture relating to the 1 1/2% convertible senior notes due 2008 include but are not limited to:

  •
  the failure to pay principal of or premium, if any, on any 1 1/2% convertible senior note due 2008 when due at maturity, upon redemption or otherwise;

  •
  the failure to pay any interest and liquidated damages, if any, on any 1 1/2% convertible senior note due 2008 when due, such failure continuing for 30 days;

  •
  the failure in the payment of principal when due or default resulting in acceleration of any of our other indebtedness where the aggregate principal amount with respect to the default or acceleration exceeds $10.0 million, and the acceleration has not been rescinded within 30 days;

  •
  our failure to perform or observe any of our covenants or agreements in the indenture for 60 days after notice; or

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued interest on the outstanding notes to be immediately due and payable. If certain events of bankruptcy, insolvency or reorganization occur, the principal and accrued interest on the outstanding notes will automatically become immediately due and payable

Description of Credit Facility

        On May 19, 2004, OPCO refinanced its existing $475.0 million credit facility with a syndicate of banks and other financial institutions led by J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint book runners, Morgan Stanley Senior Funding, Inc. as syndication agent, and JPMorgan Chase Bank as administrative agent. The new credit facility includes a $700.0 million tranche C term loan, a $100.0 million revolving credit facility and an option to request an additional $200.0 million of incremental term loans. Such incremental term loans shall not exceed $200.0 million or have a final maturity date earlier than the maturity date for the tranche C term loan. The tranche C term loan matures on the last business day falling on or nearest to May 31, 2011. The revolving credit facility will terminate on the last business day in November falling on or nearest to November 30, 2009. The incremental term loans, if any, shall mature on the date specified on the date the respective loan is made, provided that such maturity date shall not be earlier than the maturity date for the tranche C term loan. As of June 30, 2004, $700.0 million of the tranche C term loan was outstanding and no amounts were outstanding under either the $100.0 million revolving credit facility or the incremental term loans. Borrowings under the new secured credit facility were used to repay borrowings under our previous $475.0 million tranche B senior secured credit facility as well as fund a portion of the tender offer for our 11% senior notes due 2010.

        The tranche C term loan bears interest, at our option, at the administrative agent's alternate base rate or reserve-adjusted LIBOR plus, in each case, applicable margins. The initial applicable margin for the tranche C term loan is 2.50% over LIBOR and 1.50% over the base rate. For the revolving credit facility, the initial applicable margin is 3.00% over LIBOR and 2.00% over the base rate and thereafter will be determined on the basis of the ratio of total debt to annualized EBITDA and will range between 1.50% and 3.00% over LIBOR and between 0.50% and 2.00% over the base rate. As of June 30, 2004, the interest rate on the tranche C term loan was 3.8125%.

        We pay a commitment fee calculated at a rate equal to 0.50% per annum, calculated on the daily average unused commitment under the revolving credit facility, whether or not then available. Such fee is payable quarterly in arrears.

        The loans are subject to mandatory prepayment, including under events such as the following:

  •
  with 100% of the net cash proceeds from the issuance of debt, subject to exceptions;

  •
  with 100% of the net cash proceeds of asset sales, subject to exceptions;

  •
  with 50% of OPCO's excess earnings over interest expense, taxes, capital expenditures, payments made in connection with the permanent reduction under the credit facility, and other adjustments, subject to exceptions;

  •
  after December 19, 2005, with 100% of the net cash proceeds from the issuance of equity by us or to OPCO, subject to exceptions; and

  •
  with 100% of net casualty proceeds, subject to certain exceptions.

        OPCO's obligations under the credit facility are secured by:

  •
  a first-priority lien on all property and assets, tangible and intangible, of the borrower and its subsidiaries, including accounts receivable, inventory, equipment, intellectual property, general intangibles, cash and proceeds of the foregoing;

  •
  a first-priority pledge of its capital stock and the capital stock of its current and future subsidiaries, including the subsidiaries holding our FCC Licenses; and

  •
  a first-priority lien on certain of our property and assets, including our deposit accounts and securities accounts and a first-priority pledge of the capital stock of our wholly-owned subsidiary Nextel WIP License MR, Inc.

        We have guaranteed the obligations of OPCO under the credit facility.

        The credit facility contains customary covenants and restrictions on our and our subsidiaries' ability to engage in certain activities, including but not limited to:

  •
  limitations on the incurrence of liens and indebtedness;

  •
  limitations on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and

  •
  severe restrictions on dividends and distributions on, and redemptions and repurchases of, capital stock, and other similar distributions.

        In addition, OPCO is required to comply with specified financial ratios and tests, including:

  •
  certain defined ratios of senior debt and total debt to EBITDA as adjusted;

  •
  a minimum interest coverage ratio; and

  •
  a minimum fixed charge coverage ratio.

        As of June 30, 2004, OPCO was in compliance with all of its required covenants.

        The credit facility contains customary events of default, including defaults relating to payments, breach of representations, warranties and covenants, cross-defaults and cross-acceleration to other indebtedness, bankruptcy and insolvency, judgments, and actual or asserted invalidity of security, as well as, among others, events of default relating to:

  •
  the change of control of us or OPCO;

  •
  the early termination of our right to use the Nextel brand name or right to acquire equipment incorporating iDEN technology;

  •
  the termination of, revocation of, or failure to renew by the FCC of licenses material to our business;

  •
  the early termination or failure to renew of operating agreements with Nextel WIP; or

  •
  certain material breaches of obligations under these operating agreements or default by Nextel WIP of certain obligations to provide agreed upon services.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax (and, to a limited extent, U.S. federal estate tax) considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretation. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of the notes and that will hold the notes as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). This summary reflects the tax opinion of Davis Wright Tremaine LLP, delivered to us in connection with the exchange offer, to the effect that the exchange will not be a taxable event for U.S. federal income tax purposes and that the following is an accurate and fair general discussion of the laws to which the discussion refers.

        For purposes of this summary, the term "U.S. Holders" means beneficial owners of notes that are, for U.S. federal income tax purposes, (1) individual citizens or residents of the U.S., including alien individuals who are lawful permanent residents of the U.S. or who meet the substantial presence residency test under U.S. federal income tax laws, (2) corporations or partnerships (including entities treated as corporations or partnerships for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Beneficial owners of notes other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal tax considerations, some of which are discussed below.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of one or more notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

        This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) holders subject to the alternative minimum tax, (4) tax-exempt organizations, (5) insurance companies, (6) foreign persons or entities (except to the extent specifically set forth below), (7) U.S. expatriates, (8) brokers or dealers in securities or currencies, (9) U.S. Holders whose "functional currency" is not the U.S. dollar, (10) persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" (as defined for U.S. federal income tax purposes), or (11) persons deemed to sell the notes under the constructive sale provisions of the Code.

        This summary discusses certain U.S. federal income tax considerations applicable to holders who purchased the notes from the initial purchasers for cash at their "issue price" as defined in Section 1273 of the Code and the Treasury Regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to Non-U.S. Holders) or the tax laws of any foreign, state, local or other applicable jurisdiction. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

        Because the New Notes do not differ materially in kind or extent from the notes exchanged pursuant to the exchange offer (the "Old Notes"), such exchange does not constitute a taxable disposition of the Old Notes for United States federal income tax purposes. As a result, a Holder will not recognize taxable income, gain or loss on such exchange, its holding period for a New Note will include the holding period for the Old Note so exchanged, and the Holder's adjusted tax basis in the New Note will be the same as its adjusted tax basis in the Old Note so exchanged.

U.S. HOLDERS

Taxation of Interest

        Interest paid on a note will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

Redemption

        As described above, the notes may be redeemed, in whole or in part, at any time on or after July 1, 2007. If we redeem some or all of the notes prior to July 1, 2007, holders of the notes will be entitled to receive a payment in excess of stated principal and interest. Under applicable Treasury Regulations relating to original issue discount ("OID"), if an issuer has an unconditional option to redeem notes early and such redemption will not minimize the yield of the notes, computation of yield and maturity of the notes is not affected by additional pre-payments. Therefore, we will not take the potential additional payment into account in determining the yield and maturity of the notes for U.S. federal income tax purposes.

Additional Interest

        The failure by us to file or cause to be declared effective a registration statement with respect to an offer to exchange the notes for a new issue of identical notes registered under the Securities Act, as described under "The Exchange Offer—Additional Interest," may result in the payment of predetermined additional interest in the manner described in that section of this prospectus. Under applicable Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest income to be recognized by the holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. We believe that the likelihood of an additional interest payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. Our determination that the likelihood of such payment is remote is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain all or any portion of the income realized on the taxable disposition of a note before the resolution of the contingency. In the event that we pay additional on the notes, U.S. Holders will be required to include such amounts as ordinary interest income.

Sale, Exchange, Payment at Maturity or Redemption of the Notes

        Upon the sale, exchange, payment at maturity or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, payment at maturity or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (2) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder less any principal payments received by such U.S. Holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by some non-corporate U.S. Holders, including individuals, generally are subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        A U.S. Holder may be subject to backup withholding (currently at a 28% rate) with respect to payments pursuant to the terms of a note and to proceeds received upon the sale, exchange, redemption, retirement or other disposition of a note, unless such U.S. Holder (1) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (2) provides a correct taxpayer identification number on an IRS Form W-9 (or suitable substitute form), certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

NON-U.S. HOLDERS

Taxation of Interest

        Subject to the discussion below concerning backup withholding, payments of interest on a note by us or our paying agent to a Non-U.S. Holder generally will not be subject to U.S. withholding tax, provided that (1) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (2) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, (3) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (4) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder are satisfied.

        To satisfy the certification requirements referred to in (4) above, Sections 871(h) and 881(c) of the Code and the Treasury Regulations thereunder require that either (1) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner or (3) the beneficial owner holds the note directly through a "qualified intermediary" and certain conditions are met.

        Interest on a note not excluded from U.S. withholding tax as described above and not effectively connected with a U.S. trade or business generally will be subject to U.S. withholding tax at a 30 percent rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax. In order to claim exemption from withholding because the interest is effectively connected with the conduct of a trade or business in the U.S. or to claim the benefit of a tax treaty, a Non-U.S. Holder must provide us with a properly completed and executed IRS Form W-8ECI (or a suitable substitute form), in the case of effectively connected income, or an IRS Form W-8BEN (or a suitable substitute form), in the case of treaty benefits.

Sale, Exchange or Redemption of the Notes

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or redemption of such note unless (1) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and other required conditions are met or (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Income or Gains Effectively Connected With a U.S. Trade or Business

        If a Non-U.S. Holder of a note is engaged in a trade or business in the U.S. and if interest on the note, or gain realized on the sale, exchange or other disposition of a note, is effectively connected with the conduct of such trade or business (and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. Holder. The Non-U.S. Holder will be required, under applicable Treasury Regulations, to provide us or our paying agent, as applicable, with a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from U.S. withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as is provided for by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

U.S. Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax with respect to the note if the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

        A Non-U.S. Holder may have to comply with specific certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal and interest on a note and payments of the proceeds of certain dispositions of the note. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a note will be allowed as a refund or credit against such Non-U.S. Holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders of the notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining any available exemption.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES FEDERAL ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada a purchaser is representing to us and the dealer that:

            (i)  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

           (ii)  where required by law, that the purchaser is purchasing as principal and not as agent; and

          (iii)  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario Securities Legislation, a purchaser who purchases a note offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

PLAN OF DISTRIBUTION

        Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

  •
  it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours,

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

  •
  it is acquiring the new notes in the ordinary course of its business.

        A holder unable to make the above representations is referred to as a "restricted holder." A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

        Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the SEC, we believe that new notes issued through the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. We have agreed that for a period of 365 days following consummation of the exchange offer, it will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market-making or other trading activities.

        Based upon interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account through the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

        The validity of the exchange notes offered by this prospectus will be passed on for us by Summit Law Group, PLLC. Certain other legal matters will be passed on for us by our special tax counsel, Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

        The consolidated financial statements of Nextel Partners, Inc. and subsidiaries as of December 31, 2003 and 2002, and for end of the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the audit of the disclosures added to revise the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets, which was adopted by Nextel Partners, Inc. as of January 1, 2002, as more fully described in Note 1 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures. The audit report covering the December 31, 2003 consolidated financial statements refers to the adoption by Nextel Partners, Inc. of the provisions of Emerging Issues Task Force Opinion No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables and SFAS No. 143, Accounting for Asset Retirement Obligations, in 2003.

        The consolidated statements of operations data for the year ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen has not consented to the inclusion or incorporation of their report in the registration statement and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion or incorporation of their report in the registration statement, it may become more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements.

        In May 2002, our Board of Directors, upon the recommendation of its Audit Committee, determined not to rehire Arthur Andersen LLP as our independent accountants and authorized the engagement of KPMG LLP to serve as our independent registered public accountants for 2002. However, KPMG has not audited the financial statements that were audited by Arthur Andersen and incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the Operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission (File No. 000-29633) pursuant to the Exchange Act are incorporated herein by reference:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2003.

  •
  Our Quarterly Report on Form 10-Q for our quarter ended March 31, 2004.

  •
  Our Proxy Statement filed with the Commission on April 14, 2004.

  •
  Our Quarterly Report on Form 10-Q for our quarter ended June 30, 2004.

  •
  Our Current Reports on Form 8-K filed with the Commission on January 5, 2004, February 27, 2004, April 28, 2004 (Item 5 report only), May 13, 2004, May 19, 2004 and June 25, 2004.

  •
  All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Nextel Partners, Inc., Investor Relations, 4500 Carillon Point, Kirkland Washington 98033. Our telephone number is (425) 576-3600. In order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration of the exchange offer.

$25,000,000
Offer to Exchange
8 1/8% Senior Notes
due 2011
that have been registered
under the
Securities Act of 1933
for outstanding unregistered
8 1/8% Senior Notes
due 2011

P R O S P E C T U S

Dated September 22, 2004

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
NOTICE TO CANADIAN RESIDENTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE